As filed with the Securities and Exchange Commission on February 23, 1999
                                                      Registration No. 333-17103



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------


                                 AMENDMENT NO. 3
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                           --------------------------


                          FLEX ACQUISITIONS CORPORATION
                          -----------------------------
             (Exact name of registrant as specified in its charter)


           Texas                       6159               76-0498636
 ---------------------------     ------------------   ---------------------
 (State or other of (Primary     Standard Industrial     (I.R.S. Employer
 jurisdiction of incorporation   Classification Code  Identification Number)
     or organization)                 Number)

                                                   Michael T. Fearnow
                                                        President
                                                 Flex Financial Group, Inc.
        179 Ruskin Drive East                      179 Ruskin Drive East
        Montgomery, Texas 77356                    Montgomery, Texas 77356
            (409) 449-5244                           (409) 449-5244
--------------------------------------------------------------------------------
(Address, including zip code, and telephone number (Name, address, including zip code, and telephone number, including area code, of registrant's principal executive offices) including area code, of agent for service)

                                   Copies to:
                          ----------------------------
                          Robert L. Sonfield, Jr., Esq.
                               Sonfield & Sonfield
                              770 S. Post Oak Lane
                              Houston, Texas 77056
                                 (713) 877-8333
                            Facsimile: (713) 877-1547
                         Email: RSonfield@compuserve.com

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


                                                                      Proposed            Proposed
                                                  Amount to be         maximum             maximum           Amount of
            Title of each class of                 Registered      offering price         aggregate        registration
         securities to be registered                                per share (1)    offering price (1)         fee
----------------------------------------------- ----------------- ------------------ -------------------- ----------------

Common Stock (3)............................              80,000              $ .23              $18,400           $ 5.58

Class A Options (2).........................              80,000              $ .00                $   0           $  .00

Common Stock Underlying Class A Options.....              80,000              $ .50              $40,000           $12.12

Unit Purchase Options - Bridge Loan (2).....              16,333              $ .00                $   0           $  .00

Units  issuable  upon  exercise  of  the  Unit            16,333              $ .50               $8,167           $ 2.47
Purchase Options;  each Unit consisting of one
share of common  stock,  $.001 par value,  two
Class B Warrants and two Class C Warrants (2)

Common  Stock  issuable  upon  exercise of the            16,333              $ .00                $   0           $  .00
Unit Purchase Options (2)...................

Class B Warrants  issuable  upon  exercise  of            32,666              $ .00                                $  .00
the Unit Purchase Options (2)...............

Common  Stock   issuable   upon   exercise  of            32,666              $6.25                                $46.71
Class B  Bridge Loan warrants  which  underlie
the Unit Purchase Options...................

Class C Warrants  issuable  upon  exercise  of            32,666              $ .00                                $  .00
the Unit Purchase Options (2)...............

Common  Stock   issuable   upon   exercise  of            32,666             $10.00                                $74.74
Class C  Bridge Loan warrants  which  underlie
the Unit Purchase Options...................

Units,  each consisting of one share of common            14,000              $4.80                                $20.36
stock,  $.001 par value,  two Class B Warrants
and two Class C Warrants (2)................

Common Stock ($.001 par value) (2) (3)......              14,000              $ .00                                $  .00

Class B Warrants (2)........................              28,000              $ .00                                $  .00

Common Stock Underlying Class B Warrants (2)              28,000              $6.25                                $53.03

Class C Warrants (2)........................              28,000              $ .00                                $  .00

Common Stock Underlying Class C Warrants                  28,000             $10.00                                $ 8.48

                    TOTAL                                                                                         $288.13

(1)  Estimated solely for purposes of calculating the registration fee.

(2) No registration fee is required for these common shares, Class B Warrants, Class C Warrants, and Unit Purchase Options, because the securities to be offered pursuant to the Class A Options, Units and Unit Purchase Options are being registered in this same registration statement. Regulation 230.457(g).

(3) These 94,000 (80,000 and 14,000) shares are to be offered in exchange for all the issued and outstanding shares of common stock of Flex Financial Group, Inc. in a proposed merger. The registration fee is based upon the book value, $21,185, of Flex Financial Group, Inc. on July 31, 1996.

(4) The registration statement also covers any additional securities which may become issuable pursuant to anti-dilution provisions of the warrants.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS
                          FLEX ACQUISITIONS CORPORATION
                              (a Texas corporation)

                          94,000 Shares of Common Stock
                          (Par value, $.001 per share)

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 10.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=============================================== ================================
            Title of each class of                         Number to be
           securities to be issued                           issued(1)
=============================================== ================================
Common Stock (3)............................                    80,000
----------------------------------------------- --------------------------------
Class A Options (2).........................                    80,000
----------------------------------------------- --------------------------------
Common Stock Underlying Class A Options.....                    80,000
----------------------------------------------- --------------------------------
Unit Purchase Options - Bridge Loan (2).....                    16,333
----------------------------------------------- --------------------------------
Units  issuable  upon  exercise  of  the  Unit                  16,333
Purchase Options;  each Unit consisting of one
share of common stock,  $.001 par value, two
Class B Warrants and two Class C Warrants (2)
----------------------------------------------- --------------------------------
Common  Stock  issuable  upon  exercise of the                  16,333
Unit Purchase Options (2)...................
----------------------------------------------- --------------------------------
Class B Warrants  issuable  upon  exercise  of                  32,666
the Unit Purchase Options (2)...............
----------------------------------------------- --------------------------------
Common  Stock   issuable   upon   exercise  of                  32,666
Class B  Bridge Loan warrants  which  underlie
the Unit Purchase Options...................
----------------------------------------------- --------------------------------
Class C Warrants  issuable  upon  exercise  of                  32,666
the Unit Purchase Options (2)...............
----------------------------------------------- --------------------------------
Common  Stock   issuable   upon   exercise  of                  32,666
Class C  Bridge Loan warrants  which  underlie
the Unit Purchase Options...................
----------------------------------------------- --------------------------------
Units,  each consisting of one share of common                  14,000
stock,  $.001 par value,  two Class B Warrants
and two Class C Warrants (2)................
----------------------------------------------- --------------------------------
Common Stock ($.001 par value) (2) (3)......                    14,000
----------------------------------------------- --------------------------------
Class B Warrants (2)........................                    28,000
----------------------------------------------- --------------------------------
Common Stock Underlying Class B Warrants (2)                    28,000
----------------------------------------------- --------------------------------
Class C Warrants (2)........................                    28,000
----------------------------------------------- --------------------------------
Common Stock Underlying Class C Warrants                        28,000
----------------------------------------------- --------------------------------
See footnotes on following page

(1) The estimated expenses of the proposed merger transaction described herein are $35,000, all of which is being borne by Flex Financial Group, Inc.

(2) Upon consummation of the merger between Flex Acquisitions Corporation and Flex Financial Group, Inc. described herein, these 94,000 shares (the "Merger Shares") will be distributed to the shareholders of Flex Financial Group, Inc., and all outstanding shares of Flex Financial Group, Inc. will be canceled. See "Terms of the Transaction - Terms of the Merger," page 12.

(3)  Based upon the book value of Flex Financial Group, Inc. on July 31, 1996.

     Flex Acquisitions Corporation is not a "reporting company," as such term is employed in the Securities Exchange Act of 1934. It is not listed on any exchange, and its common stock is not eligible for quotation on the NASDAQ Small-Cap Market ("NASDAQ"). There presently is no public market for the common stock of the Flex Acquisitions Corporation and there can be no assurance that such a market will develop or can be sustained should there be a completion of the proposed merger. Should the proposed merger not be effected, there will be no public market for the securities of Flex Acquisitions Corporation. Upon consummation of the Merger, Flex Acquisitions Corporation intends to register pursuant to Section 12(g) of the 1934 Act, as amended, become a "reporting company," and, in accordance therewith, will file reports, proxy statements, and other information with the Securities and Exchange Commission. Flex Acquisitions Corporation intends to furnish its shareholders with annual reports containing audited financial statements and such other periodic reports as Flex Acquisitions Corporations deems appropriate or may be required by law.

                             ADDITIONAL INFORMATION

     Flex Acquisitions Corporation (the "Flex Acquisitions") has filed with the Securities and Exchange Commission a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the common stock (the "Common Stock") offered by this Prospectus. For further information with respect to Flex Acquisitions and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits listed in the Registration Statement. The Registration Statement can be examined at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained upon payment of the prescribed fees. Such reports and other information can be reviewed through the Commission's Electronic Data Gathering Analysis and Retrieval System, which is publicly available through the Commission's Web site (http://www.sec.gov).

     Should the proposed merger (the "Merger") be effected, Flex Acquisitions intends to register pursuant to Section 12(g) of the Securities Act of 1934, as amended (the "1934 Act"), become a "reporting company," and, in accordance therewith, will file reports, proxy statements, and other information with the Securities and Exchange Commission. Flex Acquisitions intends to furnish shareholders with annual reports containing financial statements audited by independent certified public accountants and such other periodic reports as it may deem appropriate or as required by law.

     It is expected that stock certificates for the securities offered hereby will be ready for delivery within thirty days after the date of the approval of the Merger and the filing of the necessary merger documents with the Secretary of State of Texas and Delaware, should the Merger be approved by the requisite shareholder vote of each of Flex Acquisitions and Flex Financial Group, Inc. ("Flex Financial"), with respect to the shares (the "Merger Shares") to be distributed in the merger to the existing shareholders of Flex Acquisitions Corporation.

     UNTIL  _____________________,   1998  (90  DAYS  AFTER  THE  DATE  OF  THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                                                  TABLE OF CONTENTS

ADDITIONAL INFORMATION........................................................2
SUMMARY.......................................................................5
   Securities Issued in Other Transactions Being Registered...................5
   The Companies..............................................................5
     Flex Acquisitions Corporation............................................5
     Flex Financial Group, Inc................................................6
     American NorTel Communications Inc.......................................6
   The Transactions...........................................................7
     The Merger...............................................................7
     The Spin-off.............................................................7
   Alternatives to the Merger.................................................8
   Degree of Management Control of Vote on Merger.............................8
   No Dissenters' Rights of Appraisal.........................................8
   Compliance with Governmental Regulations...................................8
   Tax Consequences of the Transaction........................................9
   Risk Factors...............................................................9
RISK FACTORS.................................................................10
   Risks Inherent in Developmental Stage Company.............................10
   No Assurance of a Public Market and Likelihood of a Volatile Market.......10
   Market Restrictions on Broker-Dealers.....................................10
   Management Control........................................................11
   Dependence on Key Personnel...............................................11
   Dependence on Outside Consultants and Advisers; Conflicts of Interest.....11
   Lack of Independent Directors.............................................11
   Dilution..................................................................11
   Tax Consequences..........................................................12
   Dividends Not Likely......................................................12
   Possible Future Dilution..................................................12
TERMS OF THE TRANSACTION.....................................................12
   Terms of the Merger.......................................................12
   Reasons for the Merger and Spin-off.......................................13
   Accounting Treatment of Proposed Merger...................................14
   Plan of Merger............................................................14
   Federal Income Tax Consequences...........................................14
     The Merger..............................................................15
     The Spin-off............................................................15
     Shareholders of American NorTel.........................................15
   Pro Forma Financial Information and Dilution..............................15
   Material Contacts among the Companies.....................................16
   Reoffering by Party Deemed to Be an Underwriter...........................16
   Indemnification...........................................................16
INFORMATION ABOUT FLEX ACQUISITIONS..........................................17
   Description of Business and Properties....................................17
   Business Strategy.........................................................17
   Legal Proceedings.........................................................17
   Market for Flex Financial's Common Stock and Related Stockholder Matters..17
   Rule 144 and Rule 145 Restrictions on Trading.............................18
INFORMATION ABOUT FLEX FINANCIAL.............................................19
   Management's Plan of Operation............................................19
   Liquidity and Capital Resources...........................................20
   Plan of Operation.........................................................20
   Business Plan.............................................................21
   Subordination and Bridge Loans............................................21
   Other Investment Transactions.............................................22
   Miscellaneous Matters.....................................................24
   Description of Business Properties........................................25
   Market for Flex Financial's Capital Stock and Related Stockholder Matters.25
   Description of Securities.................................................26
     Common Stock............................................................26
     Redeemable Common Stock Purchase Warrants...............................26
     Preferred Stock.........................................................27
     Other Securities of Flex Financial......................................27
COMPARATIVE RIGHTS OF STOCKHOLDERS...........................................28
   General...................................................................28
   Limitation of Liability...................................................28
   Indemnification...........................................................30
   Defenses Against Hostile Takeovers........................................31
     Introduction............................................................31
     Authorized Shares of Capital Stock......................................32
     Stockholder Meetings....................................................32
     Classified Board of Directors and Removal of Directors..................32
     Restriction of Maximum Number of Directors and Filling Vacancies
        on the Board of Directors............................................32
     Stockholder Vote Required to Approve Business Combinations with
       Related Persons.......................................................33
     Advance Notice Requirements for Nomination of Directors and
       Proposal of New Business at Annual Stockholder Meetings...............33
     Supermajority Voting Requirement for Amendment of Certain
       Provisions of the Certificate of Incorporation........................33
VOTING AND MANAGEMENT INFORMATION............................................34
   Date, Time and Place Information..........................................34
     Flex Acquisitions.......................................................34
     Flex Financial..........................................................34
     Voting Procedure........................................................34
   No Dissenters' Rights of Appraisal........................................34
   No Solicitation of Proxies................................................34
   Voting Securities and Principal Holders Thereof...........................35
   Security Ownership of Certain Beneficial Owners and Management............35
     Flex Acquisitions.......................................................35
     Flex Financial..........................................................36
   Directors, Executive Officers and Significant Employees...................37
   Remuneration of Directors and Officers....................................37
   Parents...................................................................38
INDEX TO FINANCIAL STATEMENTS OF FLEX FINANCIAL GROUP, INC...............F - 1
INDEX TO FINANCIAL STATEMENTS OF FLEX ACQUISITIONS CORPORATION...........F - 14

                                     SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in or incorporated by reference in this Prospectus. Shareholders are urged to read carefully this Prospectus in its entirety. Shareholders should carefully consider the information set forth below under the heading "Risk Factors." As used in this Prospectus, unless otherwise required by the context, the term "Flex Financial" means Flex Financial Group, Inc. and the term "Flex Acquisitions" means Flex Acquisitions Corporation. The term "New Flex Financial" or the "Surviving Corporation" means Flex Acquisitions after the Merger and its name change to Flex Financial Group, Inc. Capitalized terms used herein without definition are, unless otherwise indicated, defined in the text below and used herein with such meanings.

     The transaction in which the securities being registered are to be offered is a proposed merger (the "Merger") between Flex Financial, a Delaware corporation and Flex Acquisitions, a Texas corporation. When the Merger is approved and effected, Flex Acquisitions will be the surviving entity, its name will be changed to Flex Financial Group, Inc., it will be governed under the General Corporation Law of Delaware ("DGCL") and will be under the management of Flex Financial's present management (the "Surviving Corporation"). The 20,000 shares of Flex Acquisition's Common Stock presently outstanding are owned of record by American NorTel Communications, Inc., a Wyoming corporation ("American NorTel") with approximately 780 shareholders residing in 31 states and Canada. When the proposed Merger is approved, American NorTel will distribute certificates representing the 20,000 shares of Common Stock of New Flex Financial to its approximately 780 shareholders (the "Spin-off") as shares of the Surviving Corporation and thereby lay the basis for the creation of a market for the Common Stock of the Surviving Corporation. There is presently no public market for the Common Stock of the Surviving Corporation, and no assurance can be given that such a market will be developed, or if developed, will be sustained.

Securities Issued in Other Transactions Being Registered

     The proposed Merger is being registered with the Securities and Exchange Commission (the "SEC") simultaneously with the registration of the Units Offering and the Spin-off described herein.

     Spin-off. Simultaneous with the securities being registered as described in this Prospectus, New Flex Financial is registering, by means of a separate prospectus and registration statement on Form SB-2, the 20,000 shares of Common stock to be distributed by American NorTel, the corporate parent of Flex Acquisitions, to its shareholders by dividend (the "Spin-off"). The Spin-off is conditioned upon the consummation of certain transactions including the merger of Flex Acquisitions and Flex Financial by filing Articles of Merger with the Secretary of State of Texas and a Certificate of Merger with the Secretary of State of Delaware.

     Securities Issued in Initial Public Offering. Concurrently with the registration of the Spin-off, the Surviving Corporation is registering by means of a separate prospectus under the same registration statement filed on Form SB-2, a maximum of 100,000 Units, each Unit consisting of one share of Common Stock, two Class B Warrants and two Class C Warrants, at a price of $6.00 per Unit (the "Units Offering"). The Units Offering is conditioned upon the consummation of certain transactions including the merger of Flex Acquisitions and Flex Financial by filing Articles of Merger with the Secretary of State of Texas and Delaware.

The Companies

     Three companies and their shareholders are affected by the Spin-off and Merger transactions described in this Prospectus.

     Flex Acquisitions Corporation. "Flex Acquisitions" was incorporated under the laws of the State of Texas on March 21, 1996, for the purpose of merging with Flex Financial Group, Inc. ("Flex Financial"). Flex Acquisitions has no business operations or significant capital and has no present intention of engaging in any activity except to merge with Flex Financial, changing its name to Flex Financial and as the Surviving Corporation execute the business plan of Flex Financial. The business office of Flex Acquisitions is located at 179 Ruskin Drive East, Montgomery, Texas 77356. Its telephone number is (409) 449-5244.

     Flex Financial Group, Inc. Flex Financial was incorporated under the business corporation laws of the State of Texas on August 16, 1995 and reincorporated in Delaware in December 1997. The business office of Flex Financial is located at 179 Ruskin Drive East, Montgomery, Texas 77356. Its telephone number is (409) 449-5244.

     Flex Financial was formed to participate in certain short-term financing opportunities (terms of less than one year) in the underwriting segment of the securities industry. Flex Financial has no business operations or significant capital and has no present intention of engaging in any active business until and unless it completes the public offering of its securities described herein (the "Units Offering").

     Flex Financial intends to participate in short-term financing opportunities by (i) providing and/or participating in equity subordination loans to selected underwriters requiring additional excess net capital for underwriting specific issues on a firm commitment basis (the "Subordination Loans") and (ii) providing and/or participating in bridge loans to selected issuers meeting Flex Financial's due diligence standards in connection with initial public offerings and secondary financing (the "Bridge Loans"). Flex Financial also intends to engage in "spin-off" activities such as are described herein, such spin-offs to involve the distribution, by way of stock dividends or otherwise, of registered shares of stock of other public companies.

     Management of Flex Financial believes that financing opportunities will become available to Flex Financial due primarily to the liquidity of its assets, its future status as a publicly-held company, and its flexibility in structuring and participating in financing opportunities.

     American NorTel Communications Inc. "American NorTel" filed its Certificate of Registration and Articles of Continuance with the Secretary of State of the State of Wyoming and became a Wyoming corporation effective February 9, 1993. American NorTel was originally incorporated in British Columbia, Canada on May 17, 1979. American NorTel's common stock has been listed for trading on the Vancouver Stock Exchange since September 18, 1980. In conjunction with a one-for-five consolidation, the company's name was changed to Coldsprings Resources Ltd. on June 4, 1987. In conjunction with a one-for-ten consolidation, its name was changed to Islehaven Capital Corporation on July 14, 1987. The company changed its name to NorTel Communications Inc. on June 17, 1991. In conjunction with a one-for-ten consolidation, the company's name was changed to American NorTel Communications Inc. on May 11, 1992.

     American NorTel currently operates only in the telecommunications business, providing long distance telephone service in combination with additional related services in the United States and a number of foreign countries, including Argentina, Brazil, Mexico, Canada, and Costa Rica. Until the end of 1993, the Company was also in the mining development and exploration business in Costa Rica and Canada, and has divested of its remaining mining assets.

     In 1987, American NorTel was inactive and was classified as dormant under the rules of the Vancouver Stock Exchange. The then current management organized a reverse takeover by a number of limited partnerships and private companies which were engaged in the mining development and exploration business and who, on July 14, 1987, transferred all of their assets into the company for Treasury shares. The company is no longer active in the mining development and exploration business. In 1990, American NorTel became active in the long distance telecommunications business, which is now its only business.

     American NorTel has approximately 780 shareholders. The company seeks to diversify its business opportunities and investment potential to its shareholders by engaging in "spin-off" activities such as are described herein, such spin-offs to involve the distribution, by way of stock dividends or otherwise, of registered shares of stock of other companies. American NorTel organized Flex Acquisitions and, prior to the date of this Prospectus, has been the controlling shareholder of Flex Acquisitions.

     American NorTel's address is 7201 E. Camelback Road, Suite 320, Scottsdale, Arizona 85251. Its telephone number is 602/945-1266.

The Transactions

     The Merger. Following the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of Flex Acquisitions and Flex Financial and the satisfaction or waiver of the other conditions to the Merger, Flex Acquisitions will be merged with Flex Financial, with Flex Acquisitions continuing as the Surviving Corporation. The Merger will become effective upon filing with the Secretary of State of the State of Delaware and the Secretary of State of the State of Texas a duly executed Certificate of Merger, in the form required by and in accordance with the Delaware General Corporation Law ("DGCL") and the Texas Business Corporation Act ("BCA"), or at such time thereafter as is provided in the Certificate of Merger.

     Pursuant to the Merger Agreement, at the effective time of the Merger ("Effective Time") all Flex Financial Securities, issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the same number and class of duly authorized, validly issued, fully paid and nonassessable securities of New Flex Financial.

     As of the date of this Prospectus, the following table sets forth the number of outstanding securities of each class of Flex Financial, the number of votes attributable to each class, the number of securities of Flex Acquisitions that would be allocated to each class, and the number of each class to be exchanged for Flex Acquisition's securities in the Merger:

                                                                                                    Number of
                                                                                                Flex Acquisitions
                                                  Number of        Total        Number of      Securities for One
                Class of                      Flex Acquisition    Voting       Securities       Flex Financial
         Flex Financial Securities                  Shares        Rights  of Flex Acquisitions      Security

         Flex Financial Common                     94,000         94,000        94,000               1
         Class A Common Stock Option               80,000           -0-         80,000               1
         Unit Purchase Options                     16,333           -0-         16,300               1
              Each Consisting of:
                  One Share of Common Stock
                  Two Class B Warrants
                  Two Class C Warrants
         Class B Warrants                          28,000           -0-         28,000               1
         Class C Warrants                          28,000           -0-         28,000               1

     Because the exchange and conversion will be one share for one share, fractional shares shall not be issued. The exercise or purchase price of outstanding Flex Financial options and warrants shall become options and warrants of the Surviving Corporation.

     The business of Flex Financial shall be conducted, after the Merger, by the Surviving Corporation and Flex Financial's management and directors shall continue as the management and directors of the Surviving Corporation.

     The Spin-off American NorTel shall distribute to its shareholders ("the Spin-off"), on a basis proportionate to their shareholdings in American NorTel, 20,000 Shares ("the Spin-off Shares") of Common Stock of Flex Acquisitions presently owned by American NorTel as shares of the Surviving Corporation. Each American NorTel shareholder shall receive one share of the Surviving Corporation for each 588 shares of American NorTel held of record on the Distribution Record Date. See "Terms of the Transaction."

     The Spin-off transaction is being registered by the Surviving Corporation with the SEC on a separate registration statement ("the Spin-off Registration Statement"). See "Terms of the Transaction."

     Interests of Certain Persons in the Merger. With respect to certificates representing the ownership of fewer than five Spin-off Shares of the Surviving Corporation, American NorTel shall not immediately distribute these certificates to the American NorTel shareholders. Rather, each American NorTel shareholder entitled to one of these small denomination certificates shall be advised by American NorTel that the shareholder can elect either (i) to receive his certificate or (ii) to have his shares aggregated with those of other small-denomination shareholders who choose not to receive their certificates, have his shares sold through a broker into the open market after trading in the shares should commence in the open market, and receive the net cash proceeds of the sale. Nor will fractional share interests be distributed. The Surviving Corporation may choose to pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined or to aggregate fractional share interests with those of other small-denomination shareholders who choose not to receive their certificates, and have the shares sold through a broker into the open market after trading in the shares should commence, and distribute to those entitled the net cash proceeds of such sale.

Alternatives to the Merger.

     The Merger between Flex Acquisitions and Flex Financial requires an affirmative vote of a majority of Flex Financial's shareholders and the affirmative vote of two-thirds of the shareholders of Flex Acquisitions. Flex Financial shareholder voting on the proposed merger will be taken by written consent pursuant to Delaware corporate law and Flex Financial's bylaws. The vote of the sole shareholder of Flex Acquisitions, American NorTel, will be by written consent.

     Should the Merger not become effective, (i) Flex Financial will continue as a closely-held company with its existing assets and business, (ii) Flex Acquisitions will have no significant assets or business, and there will be no trading market for its Common Stock, and (iii) the Units Offering will not be effected. Flex Acquisition's management has no specific plans for an alternative to a rejection of the proposed Merger but would seek to acquire a business or assets that would constitute a business, using funds contributed by management to pay the costs of such search. Upon execution of any agreement for the acquisition of a business or assets that would constitute a business, Flex Acquisitions shall file a post effective amendment to the Registration Statement and shall supplement this Prospectus to disclose information about the alternative business or assets acquisition, including financial statements and other information required by the SEC's Rule 419. Upon the legal effectiveness of the acquisition described in the amended registration statement and supplemented Prospectus, an additional post-effective amendment to the registration statement would be filed, and upon the effectiveness of such post-effective amendment filed with the SEC, the Escrow Agent would distribute the stock certificates held in escrow. Should no alternative to the Merger be effected within 18 months after the effective date of the Registration Statement of which this Prospectus is a part, Flex Financial has agreed to convert its $4,000 Note according to its terms into common stock representing 80% of the outstanding voting shares of Flex Acquisition's Common Stock and will have the voting rights to cause a dissolution of Flex Acquisitions. Flex Financial has indicated its intentions to so exercise these voting rights to that effect at that time.

Degree of Management Control of Vote on Merger

     Texas corporate law requires that the Merger be approved by a vote of two-third of the outstanding shares of Common Stock of Flex Acquisitions and Delaware corporate law requires that the Merger be approved by a vote of a majority of the outstanding voting shares of Flex Financial. With respect to such companies, the percentage of outstanding shares entitled to vote and held by officers, directors and their affiliates are as follows: Flex Acquisitions:
0%; and Flex Financial: Common Stock - 43%.

No Dissenters' Rights of Appraisal

     No dissenter's rights of appraisal for the shareholders of Flex Acquisitions come into effect with respect to the proposed Merger because all the issued and outstanding shares of capital stock of Flex Acquisitions will be voted by American NorTel, the sole shareholder, and a unanimous vote approving the Merger is assured.

Compliance with Governmental Regulations

     No federal or state regulatory requirements, other than securities laws and regulations, must be complied with or federal or state approval obtained in connection with the Spin-off and Merger, other than the filing of articles of merger with the Secretary of State of Texas and Delaware after a favorable vote might be obtained on the proposed merger.

Tax Consequences of the Transaction

     The Merger should be a "tax-free" reorganization under Section 368(a)(1) of the Code. See "Terms of the Transaction--Federal Income Tax Consequences."

Risk Factors

     Ownership of the Common Stock of Flex Acquisitions is speculative and involves a high degree of risk, whether the Merger with Flex Financial be effected or not. See "Risk Factors."

                                  RISK FACTORS

     The shareholders of Flex Financial, all of whom shall be asked to vote on the proposed Merger, are making an investment decision that involves a high degree of risk and should carefully consider the following factors in evaluating the Merger, the surviving corporation, and its business in determining whether to approve the Merger. In addition to the other information contained in this Prospectus, the following risk factors should be considered when evaluating an investment in the shares of Common Stock offered hereby.

Risks Inherent in Developmental Stage Company.

     Flex Acquisitions was organized in March 1996 and has no operating history, revenues from operations, or assets. Flex Acquisitions received $1,000 cash for the initial issuance of 20,000 shares of its common stock and $4,000 for the issuance of a convertible, subordinated, redeemable note. The proceeds from its issuance of equity and debt has been expended on organizational expenses and the expenses associated with the Units Offering. Flex Acquisitions faces all of the risks of a new business and those risks specifically inherent in the investigation, participation, or investment in financings of the type sought by Flex Acquisitions. Purchase of the securities in this offering must be regarded as placing funds at a high risk in a new or "start-up" venture with all of the unforeseen costs, expenses, problems, and difficulties to which such ventures are subject. There is no assurance that the Surviving Corporation will close the Units Offering necessary for it to implement its business plan, or if it does, that the Surviving Corporation will be able to locate and participate in financing and investment opportunities. In addition, even if the Surviving Corporation becomes involved in a financing opportunity, there is no assurance that it will generate revenues or profits, nor that the value or market price of the Surviving Corporation's Common Stock would be increased thereby.

No Assurance of a Public Market and Likelihood of a Volatile Market.

         While the shares of Common Stock of Flex Acquisitions to be issued or distributed pursuant to this Prospectus will be free of restrictions on transferability for all persons except "affiliates" of Flex Financial and Flex Financial (and with respect to such "affiliates" such shares may be transferred subject to certain restrictions), there is presently no public market for the Common Stock of the Surviving Corporation and there is no assurance that a public market for such securities will develop after the occurrence of the Merger described in this Prospectus, or, if one develops, that it will be sustained. It is likely that any market that develops for the Common Stock, should it develop, will be highly volatile and that the trading volume in such market will be limited.

Market Restrictions on Broker-Dealers.

     The Surviving Corporation's common stock is covered by a SEC Rule 15-g that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5 million or individuals with net worth in excess of $1 million or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Surviving Corporation's securities and also may affect the ability of persons receiving shares in this offering to sell their shares in the secondary market. Further, the Surviving Corporation's Common Stock, after the Merger, will initially be quoted on an NASD inter-dealer system called "the Bulletin Board," will not have $4 million in assets or $2 million in stockholders' equity which are both required for it to qualify for quotation on NASDAQ, and may not be expected to command a market price of $5 per share, the price required for a non-NASDAQ-quoted security to escape the trading severities imposed by the SEC on so-called "penny stocks." These trading severities tend to reduce broker-dealer and investor interest in penny stocks and could operate (i) to inhibit the ability of the Surviving Corporation's stock to reach a $3 per share trading price that would make it eligible for quotation on NASDAQ even should it otherwise qualify for quotation on NASDAQ and (ii) to inhibit the ability of the Surviving Corporation to use its stock for business acquisition purposes. See "Information about Flex Financial--Market for Flex Financial's Common Stock and Related Stockholders Matters."

Management Control.

     Should the proposed Merger be approved and effected, Flex Financial's officers and directors and their affiliates will own approximately 35% of the common stock of Flex Financial and thereby may be able to determine the outcome of any vote affecting the control of Flex Financial. The Board of Directors has complete discretion in making all business decisions. Accordingly, no person should purchase securities in Flex Acquisitions unless he is willing to entrust all business decisions to the Board of Directors.

Dependence on Key Personnel.

     The affairs of the surviving company, should the Merger be approved, shall be conducted by the present management of Flex Financial. The loss of the services of any of these persons and other key employees, for any reason, may have a materially adverse effect on the prospects of the emergent company. There are no employment contracts with management or key personnel of Flex Financial. Flex Financial will be heavily dependent on the skills, talents, and abilities of its management and consultants to successfully implement its business plan. Although management has experience in seeking, investigating and participating in financing and investment opportunities, management will generally depend on their general business expertise in making decisions regarding Flex Financial's operations. Because investors will not be able to evaluate the merits of possible business opportunities by Flex Financial, they should critically assess the information concerning Flex Financial's management. The success of the emergent Company is dependent upon, among other things, the services of Michael
T. Fearnow, President of Flex Financial, who will provide certain financial and legal consulting services to Flex Financial. Flex Financial has not entered into employment agreements with any of its officers. Flex Financial does not have, nor does it presently intend to obtain, key man life insurance (with proceeds payable to Flex Financial) on the life of Mr. Fearnow. The loss of the services of Mr. Fearnow for any reason, will have a material adverse effect on the prospects of Flex Financial.

Dependence on Outside Consultants and Advisers; Conflicts of Interest.

     Mr. Fearnow will, as an officer of Flex Financial, provide, without compensation, the ministerial duties necessary for the president of Flex Financial and will, with respect thereto, have a continuing fiduciary obligation to Flex Financial. Mr. Fearnow will provide as a consultant ongoing advice and consultation with respect to business opportunities and the business activities of Flex Financial. During the investigation of a possible business opportunity and in order to supplement the business experience of management, Flex Financial may employ accountants, technical experts, appraisers, attorneys, or other consultants and advisers. The selection of any advisers will be made by management and without any control from stockholders.

     Certain conflicts of interest may exist between Flex Financial and Mr. Fearnow as a result of his position as an officer and director of Flex Financial and his service as a consultant. In particular, he will face a conflict of interest with regard to his possible future participation in other business relationships with companies to which Flex Financial may provide financing. In such cases, Mr. Fearnow may have interests that conflict with those of Flex Financial. Although Mr. Fearnow will attempt to resolve any conflicts in favor of Flex Financial, there is no assurance that this will be the case. Flex Financial has not established procedures for the resolution of such conflicts of interest.

Lack of Independent Directors.

     Should the Merger be approved and effected, for a foreseeable period of time thereafter Flex Financial's board of directors will have only one director. As such, upon effectiveness of the Merger, Flex Financial's sole director will be Michael T. Fearnow, Flex Financial's sole officer.

Dilution.

     Should the Merger be approved and effected, the shareholders of Flex Financial shall suffer a 17.4% dilution in their percentage ownership of the surviving company in exchange solely for obtaining shares of Common Stock registered under the Securities Act to be exchanged for their shares of capital stock of Flex Financial. Measured on the basis of net tangible book value a share as of July 31, 1997, the Flex Financial Common Stockholders shall suffer a 16.7% reduction in dilution (from $(0.36) a share up to $(0.30) a share).

Tax Consequences.

     The anticipated favorable tax consequences of the proposed Merger and Spin-off to Flex Acquisitions and its shareholders (see "Terms of the Transaction - Federal Income Tax Consequences") are not supported by an advance ruling by the Treasury Department but are based upon an opinion of Sonfield & Sonfield, in his capacity as tax counselor to Flex Acquisitions (which tax opinion is one of the exhibits to the registration statement of which this Prospectus is a part). Should the actual income tax consequences be different than as represented herein by Flex Acquisitions, significant gain or loss might be recognized and reportable by any of Flex Acquisitions, American NorTel, or American NorTel's approximately 780 shareholders to whom will be distributed the 20,000 Spin-off Shares should the Merger be effected.

Dividends Not Likely.

     Should the Merger be effected, for the foreseeable future it is anticipated that any earnings which may be generated from operations of the emergent company will be used to finance the growth of such company, and cash dividends will not be paid to holders of the Common Stock.

Possible Future Dilution.

     In addition to the Shares registered for the proposed Merger and for the Spin-off, Flex Acquisitions has registered 2,000,000 shares to be available for issuance in possible business combinations or asset acquisitions, the issuance of which would dilute the percentage ownership and could dilute the net tangible book value per share of shareholders of the surviving company.

                            TERMS OF THE TRANSACTION

     Flex Acquisitions and Flex Financial, pursuant to approval by their respective boards of directors, have entered into an agreed plan of merger, a copy of which is included herein (see "Plan of Merger"). In order for the merger contemplated by the Plan of Merger to become effective, it is necessary that each of the following occur:

(i) a registration statement covering the 20,000 Spin-off Shares offered herein and a registration statement covering the 94,000 Merger shares (for distribution to Flex Financial's shareholders) (a) must be filed with the SEC and with appropriate state securities regulatory agencies and (b) must become effective;

(ii)the shareholders of each of Flex Acquisitions and of Flex Financial must, by a requisite vote of the shares outstanding, approve the merger contemplated by the Plan of Merger; and

(iii)certain documents evidencing the approved merger must be prepared and filed with the appropriate state authority in the State of Texas and Delaware.

     These conditions are not waivable.

Terms of the Merger

     The terms of the proposed merger ("the Merger") are as follows:

     l.   Flex  Acquisitions  shall  merge  with  Flex  Financial,   a  Delaware
          corporation.

     2. Upon the effectiveness of the Merger, all the issued and outstanding shares of capital stock of Flex Financial shall be converted into 94,000 shares of Common Stock of Flex Acquisitions.

     3. Flex Acquisitions shall reserve 217,665 additional shares of its Common Stock for possible issuance upon the exercise of Company options and warrants to be issued to replace presently outstanding and unexercised Flex Financial options and warrants.

     4. Flex Acquisitions will change its name to Flex Financial Group, Inc. and its state of incorporation to Delaware.

     5. The business of Flex Financial shall continue to be conducted, after the Merger, by the management and directors of Flex Financial.

     6. American NorTel shall distribute to its shareholders ("the Spin-off"), on a basis proportionate to their shareholdings in American NorTel, 20,000 Shares ("the Spin-off Shares") of Common Stock of Flex Acquisitions now held by American NorTel. Each American NorTel shareholder shall receive one share of the Surviving Corporation for each 588 shares of American NorTel held of record on September 30, 1996; provided that certificates representing the ownership of fewer than five Spin-off Shares of the shall not immediately be distributed to the American NorTel shareholders. Rather, each American NorTel shareholder entitled to one of these small denomination certificates shall be advised by American NorTel that the shareholder can elect either (i) to receive his certificate or (ii) to have his shares aggregated with those of other small-denomination shareholders who choose not to receive their certificates, have his shares sold through a broker into the open market after trading in the shares should commence in the open market, and receive the net cash proceeds of the sale. Nor will fractional share interests be distributed. the Surviving Corporation may choose to pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined or to aggregate fractional share interests with those of other small-denomination shareholders who choose not to receive their certificates, and have the shares sold through a broker into the open market after trading in the shares should commence, and distribute to those entitled the net cash proceeds of such sale.

     7. Should the Merger not be approved by the unanimous written consent of persons holding all of the issued and outstanding shares of Common Stock of Flex Acquisitions, none of Flex Financial, Flex Acquisitions, or American NorTel shall be liable to any of the others, the sole obligation of each being to pay its expenses relating to the registration of the Shares described herein.

     8. The historical financial statements of the post-Merger Company shall be those of Flex Financial.

Reasons for the Merger and Spin-off

     The management of Flex Acquisitions and of Flex Financial believe that Flex Financial's shareholders will benefit from receiving shares that have been registered under the Securities Act in exchange for their shares of capital stock of Flex Financial. Further, the management of Flex Acquisitions and of Flex Financial believe that the distribution of shares to the stockholders of American NorTel in the Spin-off will provide the basis for the creation of a public market for the common stock of the post-merger Company and that the existence of such a public market will benefit the Flex Financial stockholders. No assurance can be given, however, that a market will develop for the Common Stock or, if it develops, that it will be sustained. See "Risk Factors--No Assurance of a Public Market and Likelihood of a Volatile Market."

     In determining to undertake the Merger and Spin-off on the terms proposed, the board of directors of Flex Financial considered the 17% dilution to shareholders of Flex Financial and the fairness of the consideration received by the shareholders pursuant to the Merger and Spin-off. The board considered among other factors: prior disclosures to shareholders as to expected dilution in any merger and spin-off transaction, the amount of capital contributed by the shareholders, the estimated expenses and timing of an independent initial public offering of securities, the percentage of ownership to be held by investors in this Units Offering, the current market conditions in the over-the-counter securities market, Flex Acquisitions's proposed capital structure, possible future capital requirements of Flex Acquisitions, potential dilution to shareholders from Warrant exercise, the estimated costs of acquiring a fully reporting and current public shell corporation, the dilutive effects of such alternative transactions, Flex Acquisitions's ability to develop a public market for its common stock, and the costs and dilutive effect of similar transactions necessary to accomplish a public underwriting and to become a widely owned public company. The board concluded that alternative undertakings posed a number of obstacles which management determined were unreasonable, including: substantial time requirements, legal and accounting costs, the inability to obtain an underwriter willing to commit to a firm underwriting, limited capital available to Flex Acquisitions, and the potential amount of dilution likely to be experienced by the Flex Financial shareholders and other costs associated with an IPO or shell acquisition.

     The management of Flex Financial determined that, after research into other possible alternatives, the proposed Merger and Spin-off presented the fastest and least expensive method of accessing the U.S. public securities markets and providing the most desirable corporate vehicle for conducting its business operations. The criteria applied by the board was to obtain trading status for the shares held by Flex Financial's shareholders and to seek to raise additional capital in order to expand its business operations while utilizing its existing infrastructure, management and knowledge of its industry at the least cost to shareholders measured in terms of capital expended and dilution. Applying this criteria, the board determined that, considering the 17% dilution was in line with prior disclosures to shareholders regarding expected dilution in any merger and spin-off transaction, the terms of the proposed Merger and Spin-off were fair to its shareholders.

Accounting Treatment of Proposed Merger

     Because Flex Acquisitions is only a corporate shell and not an operating entity, the proposed Merger will be accounted for as if Flex Financial recapitalized.

Plan of Merger

     The complete Plan of Merger among Flex Acquisitions, Flex Financial, and American NorTel is included in the registration statement of which this Prospectus is a part. See "Plan of Merger."

Federal Income Tax Consequences

     The following summary description of the material federal income tax consequences of the Merger is based upon the opinion of Sonfield & Sonfield, federal tax counsel for the Company ("Tax Counsel"). This summary is for general informational purposes only and is not intended as a complete description of all of the tax consequences of the Merger and does not discuss tax consequences under the laws of state or local governments or of any other jurisdiction. The Company has not requested a ruling from the Internal Revenue Service (the "Service") with respect to these matters. Accordingly, no assurance can be given as to the Service's interpretation with respect to these matters. Moreover, the tax treatment of a stockholder may vary depending upon his, her or its particular situation. In this regard, certain stockholders (including (i) insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign trusts or estates as defined for United States federal income tax purposes, and (ii) stockholders that hold shares as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction for United States federal income tax purposes and stockholders with a "functional currency" other than the United States dollar) may be subject to special rules not discussed below. In addition, this summary applies only to shares which are held as capital assets. The following discussion may not be applicable to a stockholder who acquired his or her shares pursuant to the exercise of stock options or otherwise as compensation. There can be no assurance that there will not be differences of opinion as to the interpretation of applicable law.

     Tax opinions are not binding on the IRS or any court. Moreover, the tax opinions are based upon, among other things, certain representations as to factual matters made by Flex Financial and Flex Acquisitions, which representations if incorrect or incomplete in certain material respects, would jeopardize the conclusions reached in the opinions.

     This information is directed to stockholders who acquire shares in the initial distribution thereof, who are citizens or residents of the United States, including domestic corporations and partnerships, and who hold the shares as "capital assets" within the meaning of Section 1221 of the Code. Taxpayers and preparers of tax returns (including those filed by any partnership or other company) should be aware that under applicable Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice is (i) given with respect to events that have occurred at the time the advice is rendered and is not given with respect to the consequences of contemplated actions, and (ii) is directly relevant to the determination of an entry on a tax return. Accordingly, taxpayers should consult their own tax advisors and tax return preparers regarding the preparation of any item on a tax return, even where the anticipated tax treatment has been discussed herein..

     THE FOLLOWING DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE WHICH MAY OR MAY NOT BE RETROACTIVE, AND ANY SUCH CHANGES COULD AFFECT THE TAX CONSEQUENCES DESCRIBED HEREIN.

     EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF THE TRANSACTION DESCRIBED HEREIN, INCLUDING, THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND THE POSSIBLE EFFECTS OF CHANGES OF APPLICABLE TAX LAWS.

     The Merger.  The Merger should qualify as a type "A"  reorganization  under
Section 368(a)(1) of the Code. However, when consideration is given to the fact that Flex Financial is newly organized, the "step transaction doctrine" might be applied and, accordingly, Flex Financial might be considered a continuation of Flex Financial with only a change of name or place of incorporation, a type "F" reorganization under Section 368(a)(1). Whether the Merger be characterized as a type "A" or "F" reorganization, Flex Financial believes that there should be no recognition of taxable gain or loss to the shareholders of Flex Financial by reason of the Merger.

     The Spin-off. It is anticipated that the distribution by American NorTel to its shareholders of the 20,000 Spin-off Shares will be a taxable event to American NorTel and to each of its shareholders receiving any of the Spin-off Shares. Gain (but not loss) would be recognized by American NorTel under Section 311 of the Internal Revenue Code for any excess of the fair market value of Flex Financial's stock on the date of actual distribution over the tax basis to American NorTel of such stock.

     Shareholders of American NorTel. As for American NorTel's shareholders who receive Spin-off Shares of Flex Financial, the Spin-off shall occur prior to the vote by Flex Financial's shareholders to accept or reject the Merger. Since the result of the vote by Flex Financial's shareholders cannot be forecast, and since the Merger cannot and shall not become effective until after a favorable vote is obtained on the Merger, American NorTel takes the view that the fair market value of the Spin-off Shares on the date of the Spin-off should not have increased over the $0.05 price paid by American NorTel for the 20,000 Spin-off Shares.

     American NorTel has no current or accumulated earnings, and the distribution is being made from excess capital. Each shareholder of American NorTel should reduce the adjusted basis of his American NorTel stock by the fair market value of the distribution to him, and any remaining portion will be treated as capital gain in the same manner as a sale or exchange of the stock. This fair market value is assumed to be $0.02 per share, the book value per share of Flex Financial at July 31, 1997. American NorTel undertakes to advise its shareholders in late 1997 or early 1998 should it deem the fair market value of the distributed Spin-off Shares on the date of distribution to have been different than $0.02 per share or should it have had earnings in 1997, which would cause the distribution, to the extent of such earnings, to be taxed as a dividend and as ordinary income. See "Risk Factors--Tax Consequences."

Pro Forma Financial Information and Dilution

     Because Flex Acquisitions has no substance or operating history - it was organized as a shell to accommodate the desire of Flex Financial's management to provide for the issuance of securities registered under the Securities Act to Flex Financial's shareholders, pro forma financial information giving effect to the Merger would not vary in any significant respect from the financial information of Flex Financial.

     Essentially, the effect of the Spin-off and Merger is to dilute by approximately 17% the equity of the shareholders of Flex Financial by transferring this equity to the shareholders of American NorTel. The effect of the Merger and Spin-off on the net tangible book value a share of Flex Acquisitions's Common Stock and Flex Financial's Common Stock is as follows:

                                           Before Merger      After Merger
                                             Spin-off           Spin-off
                                           -------------      ------------
Company's Common Stock                       $  0.02             $(0.30)
Flex Financial's Common Stock                 $(0.36)            $(0.30)

Material Contacts among the Companies

     Michael Fearnow has been acquainted with the chief executive officer of American NorTel for many years and advanced the idea of the distribution. Other than the proposed Spin-off and Merger described herein, there have been no material contracts, arrangements, understandings, relationships, negotiations or transactions among Flex Financial, Flex Acquisitions, and American NorTel during the periods for which financial statements appear herein.

Reoffering by Party Deemed to Be an Underwriter

     The Shares described herein are to be redistributed by the owner of such Shares, American NorTel, who might be deemed to be an underwriter by reason of its intent to distribute such Shares. See "Terms of the Merger."

         After the distribution by American NorTel of the Spin-off Shares to its shareholders, American NorTel will no longer own any shares of capital stock of Flex Acquisitions, except to the extent that an uncertain number of Spin-off Shares representing undistributed fractional an whole share interests, would not be allocated in the rounding down process. See "Terms of the Merger."

     A consequence to American NorTel, should it be deemed to be an underwriter of the Shares to be distributed to its shareholders, is that any person who purchases the registered Shares within three years after the distribution could assert a claim against American NorTel under Section 11 of the Securities Act of 1933. The purchase could be in the open market as long as the shares purchased can be traced to the registered Shares American NorTel distributes to its shareholders. Such a claim, to be successful, must be based upon a showing that statements in the registration statement were false or misleading with respect to a material fact or that the registration statement omitted material information required to be included therein.

     Open market purchasers may have to prove reliance upon the alleged misstatement or omission, but reliance may not necessarily require a showing that the purchaser actually read the registration statement but, instead, that the misstatements or omissions in the registration statement were a substantial factor in the purchase of the shares.

Indemnification

     Under Delaware corporation law, a corporation is authorized to indemnify officers, directors, employees and agents who are made or threatened to be made parties to any civil, criminal, administrative or investigative suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the corporation or are or were acting in the same capacity for another entity at the request of the corporation. Such indemnification includes expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. In the case of any action or suit by or in the right of the corporation against such persons, the corporation is authorized to provide similar indemnification, provided that, should any such persons be adjudged to be liable for negligence or misconduct in the performance of duties to the corporation, the court conducting the proceeding must determine that such persons are nevertheless fairly and reasonably entitled to indemnification. To the extent any such persons are successful on the merits in defense of any such action, suit or proceeding, Delaware law provides that they shall be indemnified against reasonable expenses, including attorney fees. A corporation is authorized to advance anticipated expenses for such suits or proceedings upon an undertaking by the person to whom such advance is made to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation. Indemnification and payment of expenses provided by Delaware law are not deemed exclusive of any other rights by which an officer, director, employee or agent may seek indemnification or payment of expenses or may be entitled to under any bylaw, agreement, or vote of shareholders or disinterested directors. In such regard, a Delaware corporation is empowered to, and may, purchase and maintain liability insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation. As a result of such corporation law, Flex Financial may, at some future time, be legally obligated to pay judgments (including amounts paid in settlement) and expenses in regard to civil or criminal suits or proceedings brought against one or more of its officers, directors, employees or agents, as such, with respect to matters involving the proposed Merger or, should the Merger be effected, matters that occurred prior to the Merger with respect to Flex Financial.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Flex Financial pursuant to the foregoing provisions, or otherwise, Flex Financial has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.


                       INFORMATION ABOUT FLEX ACQUISITIONS

     Flex Acquisitions was incorporated under the laws of the State of Texas on March 21, 1996. It has no business or significant assets and was organized for the purpose of entering into the Merger proposed herein. See "Terms of the Transaction--Terms of the Merger." It has no employees; its management will serve without pay until the Merger should become effective.

Description of Business and Properties

     When the Merger is approved and effected, New Flex Acquisitions shall be the surviving company, and Flex Financial's management shall remain as the management of New Flex Financial. See "Voting and Management Information--Directors, Executive Officers, and Significant Employees." Control of Flex Acquisitions, through the voting power to elect the entire board of directors and thereby to replace management, shall pass to the present shareholders of Flex Financial, and Flex Financial's present directors and officers shall become the directors and officers of Flex Acquisitions.

     It is the intention of Flex Acquisition's present management to continue the business of Flex Acquisitions as the business of Flex Financial. See "Information about Flex Financial--Description of Business and Properties."

     Flex Financial's present management consists of one person, Michael T. Fearnow. Mr. Fearnow has been a principal of National Association of Securities Dealers' ("NASD") member firms which acted as securities broker-dealers and acted as underwriters of, or members of, groups selling securities offered to the public.

Business Strategy

     Should the Merger not be approved and effected, Flex Acquisitions will be without any property or business. Flex Acquisition's management has no present plans for this contingency but would seek to acquire, in exchange for stock of Flex Acquisitions, a business or assets that would constitute a business. Should no acquisition that would cause Flex Acquisitions to become a going concern be made within 18 months after the date of the Registration Statement of which this Prospectus is a part, the holders of the majority of the issued and outstanding shares of Common Stock will have the voting power to cause a dissolution of Flex Acquisitions, and persons who would be the holders of a majority of these shares have indicated their intention to do so.

Legal Proceedings

     Neither Flex Financial nor its property is a party to or the subject of pending legal proceedings.

Market for Flex Financial's Common Stock and Related Stockholder Matters .

     There is no public trading market for Flex Financial's Common Stock. As of the date of this Prospectus, there is one holder of record of Flex Acquisition's 20,000 shares of issued and outstanding capital stock. After the Spin-off, these 20,000 shares of stock shall be owned of record by American NorTel's approximately 780 shareholders. See "Terms of the Transaction--Terms of the Merger."

     Should the Merger be approved and effected, (i) the Escrow Agent will release from escrow the certificates representing the ownership of the 20,000 Spin-off Shares, which certificates would be delivered to the approximately 780 persons owning the Spin-off Shares and (ii) the 12 shareholders of Flex Financial will continue to own 94,000 shares of Common Stock of Flex Financial. An additional 217,665 shares of Common Stock of Flex Financial will be reserved for issuance against the exercise of Company options and warrants that would replace existing options and warrants of Flex Financial.

     There can be, and is, no assurance that market makers will make or maintain a market in the stock or that, even if a market is made and maintained in the stock, that the stock will trade at prices deemed attractive or reasonable to the shareholders of Flex Financial.

     Flex Financial's stock will not be eligible for quotation on the NASDAQ Small Cap Market ("NASDAQ") (i) until it trades at a price of $3 per share or higher and (ii) unless it meets other NASDAQ requirements regarding assets and shareholders' equity, which it will not yet meet even if the Merger is approved and effected. No assurance can be made that the Common Stock will ever become eligible for quotation on NASDAQ.

     Flex Financial's stock is expected to be quoted on an NASD inter-dealer system called "the Bulletin Board." While some Bulletin Board stocks are actively traded, they do not draw the interest of the NASD brokerage community held by NASDAQ stocks or exchange-listed stocks. The eligibility requirements for listing Flex Financial's stock on exchanges are generally as high or higher than the requirements for eligibility for quotation on NASDAQ, and Flex Financial has no present plans to list its stock on an exchange. Hence, the plans of Flex Financial to use its stock for business acquisition purposes are likely to be adversely affected unless and until its stock becomes eligible for quotation on NASDAQ.

     Further, holders of the Shares offered herein face the prospect, should the Merger be approved and effected, of an indefinite period during which the Shares will be subject to trading severities imposed on Bulletin Board, so-called "penny stocks" (stocks that trade at less than $5 per share) by regulations of the SEC. The effect of these trading severities is to reduce broker-dealer and investor interest in trading or owning "penny stocks" and, hence, could inhibit the ability of Flex Financial's stock to reach a trading level of $3 per share or higher and thereby become eligible for quotation on NASDAQ even if Flex Financial meets NASDAQ's assets and shareholders' equity requirements in the future.

     Flex Financial has obtained agreements from the beneficial owners of at least 50% of their presently outstanding shares of capital stock to the effect that these owners will not sell any of their shares of post-Merger Company stock (without first obtaining the written authorization of Flex Financial's president) for the following periods after the Merger becomes effective and information about Flex Financial is published in Moody's OTC Industrial Manual:
Flex Financial's shareholders--180 days.

Rule 144 and Rule 145 Restrictions on Trading

     Should the Merger and Spin-off transaction described herein be approved and effected, all issued and outstanding shares of Common Stock of Flex Financial shall have been issued or distributed pursuant to registration with the SEC. Nevertheless, some of the Shares, even though deemed not to be "restricted securities," as such term is used by the SEC, will be subject to certain restrictions on their transfer for value.

     Holders of the Shares who are deemed to be affiliates of Flex Financial at the time of the vote on the Merger, in order to sell their Shares, must either register them for sale or comply with the resale provisions set forth in paragraph (d) of the SEC Rule 145, unless some other exemption-from-registration provision is available. The resale provisions of paragraph (d) of Rule 145 refer to certain provisions of the SEC Rule 144 which require that:

     -- there must be available, to the public, current information about Flex Financial of a quality meeting certain Commission requirements,

     -- transfers for value by such affiliates can occur only either through broker transactions not involving the solicitation of buyers or directly to market-makers, and

     -- each such affiliate can transfer for value, during a 90-day period, no more Shares than the greater of 1% of all issued and outstanding shares of Common Stock of Flex Financial (940 Shares immediately after the Merger) or the average weekly volume of trading in such Common Stock reported through the automated quotation system of NASDAQ during the four calendar weeks prior to placing the sell order with a broker-dealer.

     The above-described resale provisions of Rule 145 shall continue, for persons who are affiliates of Flex Financial at the time of the vote on the Merger, for two years after the Merger, at which time only the current public information requirement shall continue. At such time as any such affiliate has ceased to be an affiliate of the post-merger company for at least three months, and provided at least three years have elapsed since the date of the Merger, then even the current public information requirement will no longer be required for such a former affiliate to sell any of the Shares acquired in the Merger.

     Flex Financial believes that none of the 20,000 Spin-off Shares will be subject to any restrictions on trading or transfers for value, by reason of these Shares' being registered for the Spin-off. Further, none of the 94,000 Shares of Flex Financial to be distributed in the Merger to Flex Financial shareholders other than to Flex Financial officers and directors and to affiliates of Flex Financial prior to the Merger will be subject to any restrictions on transfer. Accordingly, after the effective date of the Merger and the redistribution of the Spin-off Shares, there shall be 114,000 Shares in the "public float," i.e., subject to no Rule 144 or other applicable securities law restrictions on their being traded or transferred for value. It is estimated that in excess of 300 persons will own these Shares of record, the offering of which for sale could have a materially adverse effect on the market price of Flex Financial's stock. However, for a period of 180 days after the Merger should become effective and information about the post-Merger Company has been published in Moody's OTC Industrial Manual, at least half of the Flex Financial outstanding Shares are subject to restrictions on trading by reason of agreements among the shareholders owning these Shares. See "Information about Flex Financial -- Market for Flex Financial's Common Stock and Related Stockholder Matters."

     There is no equity of Flex Acquisitions subject to outstanding options or warrants to purchase, or securities convertible into, equity of Flex Acquisitions. However, under the terms of the Merger, all warrants and options of Flex Financial which are outstanding on the Effective Date shall continue as warrants and options of Flex Financial. See "Description of Securities--Other Securities of Flex Financial."

     Flex Acquisitions has had no operations or earnings and has declared no dividends on its capital stock. Should the Merger be approved and effected, there are no restrictions that would, or are likely to, limit the ability of Flex Financial to pay dividends on its Common Stock, but Flex Financial has no plans to pay dividends in the foreseeable future and intends to use earnings for business expansion purposes. See "Information about Flex Financial--Description of Business and Properties".


                        INFORMATION ABOUT FLEX FINANCIAL

     Flex Financial Group, Inc. ("Flex Financial") was incorporated under the business corporation laws of the State of Texas on August 17, 1995 and reincorporated under the General Corporation Law of the State of Delaware in December 1997.

Management's Plan of Operation

     The following should be read in conjunction with the Financial Statements of Flex Financial and the Notes thereto, and the other financial and other information included elsewhere in this Prospectus. This Prospectus contains certain statements regarding future trends which are subject to various risks and uncertainties. Such trends, and their anticipated impact on Flex Financial, could differ materially from those discussed in this Prospectus. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus.

     Flex Financial was organized in August 1995 and is in the development stage. Flex Financial has not yet commenced operations, has not generated any revenues from operations to date, and will not generate any revenues from operations until after the completion of the Units Offering, which Flex Acquisitions anticipates will occur in December 1997. There can be no assurance that Flex Acquisitions will be able to successfully generate meaningful revenue or achieve profitable operations.

     Since inception, Flex Financial has developed a business plan; developed and disseminated promotional material to prospective clients of its business services; identified potential clients with respect to its services; developed a marketing strategy; and raised an aggregate of $137,200 in gross proceeds through private equity and debt offerings.

Liquidity and Capital Resources.

     As of July 31, 1997, Flex Financial has approximately $10,000 in cash and cash equivalents. It is anticipated that Flex Financial will realize $500,000 in net proceeds from the sale of the Common Stock and Warrants offered in the Units Offering. The net proceeds of the Units Offering will be used to pay off the Bridge Loans, to commence investment in Bridge Loans and Subordination Loans, and to pay for general administrative and overhead expenses incurred in connection therewith.

     Flex Financial is dependent upon the proceeds of the Units Offering, if any, or other financing to implement its proposed business plan. Management believes that the proceeds from the sale of the Common Stock and Warrants offered in the Units Offering will enable Flex Financial to satisfy its anticipated financing needs for a period of at least 12 months following the Effective Date. However, there can be no assurance that Flex Financial will have sufficient capital resources to permit it to fully implement its business plan.

Plan of Operation

     Business  Objectives.  Flex  Financial  was formed  primarily to serve as a vehicle to invest in short-term financing opportunities in the underwriting segment of the securities industry. Flex Financial intends to participate in short-term financing opportunities by (i) providing equity subordination loans to underwriters requiring additional excess net capital for underwriting specific issues on a firm commitment basis ("Subordination Loans") and (ii) providing bridge loans to selected issuers to connection with initial public offerings and secondary financing ("Bridge Loans"). The business objectives of Flex Financial are to (i) provide Subordination Loans to selected underwriters for specific issues on terms suiting Flex Financial's investment requirements, and (ii) to provide Bridge Loans on a highly selective basis within established guidelines to issuers meeting Flex Financial's due diligence standards. Flex Financial also intends to engage in "spin-off" activities such as are described herein, such spin-offs to involve the distribution, by way of stock dividends or otherwise, of registered shares of stock of other companies. Flex Financial intends to use the proceeds of the Units Offering primarily to provide the capital to commence the investigation, negotiation and participation in Subordination and Bridge Loans.

     Flex Financial believes that financing opportunities will become available to it due primarily to the contacts of its officers, directors and consultants with entities and individuals participating in various segments of the securities industry, liquidity of its assets, its future status as a publicly-held company, and its flexibility in structuring and participating in financing opportunities. Flex Financial has no agreement or understanding to participate in any financing opportunity, nor does it currently have any opportunity under investigation. Decisions as to which financing opportunities to participate in will be made by management of Flex Financial, which will in all probability act without the consent, vote, or approval of Flex Financial's stockholders except when required by applicable law.

     Business Experience of Principals. The present executive officer and director and certain consultants who have been retained by Flex Financial have business experience which has provided them with certain skills which Flex Financial believes will be helpful in identifying and evaluating potential Bridge Loan and Subordination Loan candidates and in negotiating the terms of Bridge Loans and Subordination Loans. They have had significant experience in a variety of business transactions, including providing investment banking, underwritings, bridge loans and general business consulting to public and private companies in the $5 million to $10 million asset range. Flex Financial expects to actively recruit board members with extensive management, financial and entrepreneurial backgrounds to assist in these endeavors. Flex Financial expects that future directors will have similar experience and/or extensive business management and financial management experience. In addition, the Board of Directors may establish an advisory committee (the "Advisory Committee") consisting of up to eight (8) persons to assist in finding and evaluating potential candidates for Bridge Loans and Subordination Loans. Members of the Advisory Committee will have significant experience in the securities industry primarily in areas of business interest to Flex Financial. The Advisory
Committee will not have any role in the management of the business of Flex Financial, but will be available, to the extent management may require, to consult with management as to potential candidates for Bridge Loans and Subordination Loans.

Business Plan.

     General. Flex Financial was organized to provide Subordination Loans to selected underwriters requiring short term additional net capital to underwrite specific issues on a firm commitment basis; to provide Bridge Loans on a highly selective basis within established guidelines to selected issuers meeting Flex Financial's due diligence standards to facilitate initial public offerings or secondary financing; and to engage in "spin-off" activities in which Flex Financial serves as a vehicle or facility for private operating companies to effect public status.

     Flex Financial will generally use the proceeds of the Units Offering, after paying off the Bridge Loans, to investigate and, if warranted, participate in a financing opportunity with immediate short-term earnings potential. Because of Flex Financial's limited financial, managerial, and other resources, the number of suitable potential financing opportunities which will be available to it under its criteria will be extremely limited. Flex Financial currently has no commitment or arrangement to participate in any financing opportunity and cannot now predict what type of opportunity may become available to it.

     Management of Flex Financial has virtually unlimited discretion in searching out and participating in a financing opportunity. Flex Financial is unable to predict when it may become engaged in a financing opportunity. It expects, however, that review and analysis of specific proposals and the selection of a financing opportunity will likely take several weeks or more following the successful completion of this offering. There can be no assurance as to when a financing opportunity will become available, however, management is confident that such opportunities will become available.

     Management anticipates that Flex Financial may be able to participate in ongoing financing opportunities. This diversification should enable Flex Financial to reduce its risks by offsetting potential losses from one financing against gains from another.

Subordination and Bridge Loans.

     Subordination Loans. Flex Financial intends to provide Subordination Loans to selected underwriters to facilitate the underwriting of specific issues on a firm commitment basis. Small underwriters seek short-term equity subordinated underwriting loans to meet excess net capital requirements for firm commitment underwritings. Flex Financial intends to participate in Subordination Loans that can be structured with the following general terms. Subordination Loans will typically be very short term loans (maximum term of 30 to 45 days) made to an underwriter for the purpose of meeting excess net capital requirements for a specific firm commitment underwriting. Principals of the underwriter will in most cases be required to personally guarantee repayment of the loan. The terms of the loan will normally require that loan proceeds be maintained in a segregated account invested in short term money market or similar securities. The underwriter will normally be expected to pay a minimum of 2% of the amount of the underwriting for the loan, yielding a return of 7% to 10% to Flex Financial. Flex Financial expects to participate in up to six Subordination Loans a year in amounts ranging from $50,000 to $150,000 each, yielding a return in excess of 50% per year.

     Bridge Loans. Flex Financial intends to provide Bridge Loans to selected issuers to facilitate an issuer's initial public offering or secondary public financing. Bridge Loans are typically short term loans (maximum term of one year with mandatory prepayment out of the proceeds of the underwriting) made to an issuer for the purpose of providing funds to pay underwriting costs and to a lesser extent general corporate expenses relating to the underwriting. Flex Financial intends to participate in Bridge Loans that can be structured with the following general terms. In the typical transaction Flex Financial would expect the loan to be repaid from the proceeds of the underwriting within four to six months of the loan. The loan would typically range in amount from $50,000 to $200,000 and normally carry an interest rate of three to five points above prime. Flex Financial will require an equity enhancement in the form of warrants or cheap stock designed to provide a return of 200% to 300% of the loan amount within 12 to 18 months of the loan. In connection with equity enhancements, Flex Financial will require demand and piggy back registration rights with expenses paid by the issuer. Principals of the issuer will be expected to personally guarantee repayment of the loan and in most cases the loan will collateralized by some assets of the issuer.

     Typical Scenarios. Although Flex Financial cannot predict the exact terms and structure of any financing transaction in which it may participate, the following represents the type of transaction structures that Flex Financial will attempt to negotiate.

     With respect to a typical scenario for a Subordination Loan, Flex Financial intends to seek situations in which a small underwriter with net capital of $500,000 or less wants to underwrite an entire issue of $4 million to $10 million on a firm commitment basis. NASD and SEC rules and regulations require the underwriter to have excess net capital of 30% of the retention less underwriting fees. A $5 million firm commitment underwriting would require $5,000,000 X .90 = $4,500,000 X .30 = $1,350,000 in excess net capital. An underwriter requiring another $850,000 in excess net capital to underwrite the issue would require additional underwriters or a subordinated underwriting loan to provide the additional $850,000 in excess net capital. Flex Financial would expect to participate in such a subordinated loan in the amount of $150,000 which would underwrite $500,000 of the issue. The underwriter would expect to pay a minimum of 2% of the underwritten amount or $10,000 for the loan, yielding a return to Flex Financial of 7% to 10% over a 30 to 45 day period.

     With  respect to a typical  scenario  for a Bridge Loan  transaction,  Flex
Financial will expect to make a one year $100,000 Bridge Loan to an issuer to facilitate the issuer's initial public offering to be priced at $5.00 per share. The loan would bear interest at 13% per annum with mandatory prepayment from the proceeds of the underwriting at closing. The loan will be personally guaranteed by the issuer's principals and collateralized by available assets of the issuer. Flex Financial would expect to receive a stock purchase warrant to buy 50,000 shares of the issuer's common stock at $2.00 per share as an equity enhancement. Six months after the loan the underwriting closes and Flex Financial would expect to be repaid $100,000 principal and $6,500 in interest. Twelve months after the underwriting (18 months after the loan) assuming the issuer's stock is trading at $6.00, the value of the warrants would be $200,000 or 200% of the original loan. The results and return on the equity enhancement would of course be completely dependent upon the performance of the issuer's publicly traded securities and in some cases may be of no value. Normally, the securities representing the equity enhancement is registered in the issuer's initial public offering.

     The level of Flex Financial's participation in any particular Subordination or Bridge Loan would depend upon available capital and prudent risk management and portfolio diversification.

     General Considerations. Management intends to participate in a portfolio of subordinated loans and bridge loans that will provide prudent risk and diversification. The amount of and timing of each transaction will be determined by management taking into account the liquid assets and net worth of Flex Financial, and the ongoing general and administrative costs of Flex Financial. Whenever possible management will further diversify by participating with other investors in its financing opportunities.

Other Investment Transactions

     General. By reason of its participation in Subordination and Bridge Loans, Flex Financial expects to be presented investment opportunities resulting in the acquisition of a non-controlling equity interest in a company that wishes to become publicly held ("Public Candidate") and which Flex Financial believes has growth potential. These opportunities are expected to be in the form of "spin-off" transactions.

     Investment Transactions. Flex Financial will not use any portion of the proceeds of this Units Offering to investigate and enter into any definitive agreement relating to an Investment Transaction. Flex Financial would not expect to acquire more than a 10% equity interest in a Public Candidate in an Investment Transaction.

     Typical Scenarios. In a typical scenario, Flex Financial may be approached by a Public Candidate. Flex Financial will enter into an agreement with the Public Candidate for a proposed merger-spin-off transaction which would result in the Public Candidate becoming a publicly held company. The proposed merger-spin-off would be effected by Flex Financial forming a new subsidiary which would be thinly capitalized with Flex Financial as its sole shareholder. The Target would merge into the subsidiary with the Target shareholders receiving approximately 90% of the issued and outstanding shares of the subsidiary and Flex Financial retaining 10% of the shares. Subsequent to the merger, Flex Financial will distribute some or all of the subsidiary's shares to its shareholders (expected at that time to exceed 300 in number). Contemporaneously with the merger-spin-off, the subsidiary would file a registration statement on Form S-4 with the SEC to register the merger shares and file a registration statement on Form SB-2 with the SEC to register the spin-off shares. The subsidiary may in connection with the filing of the S-4 register shelf shares for future issuance in association with possible acquisitions and may in connection with the filing of the SB-2 register the sale of additional shares to provide working capital or register the resale of shares for the account of its shareholders. As a result of the transaction, the Public Candidate becomes a publicly-held company with Flex Financial or its shareholders owning 10% of the public company. Flex Financial will not bear any expense in connection with such a transaction.

     Method of Participation. It is impossible to predict exactly how Flex Financial may participate in an Investment Transaction, or if it will, but generally speaking, the following represents the type of transaction structures that the will attempt to negotiate. Subject to a letter of intent, Flex Financial may agree to form a wholly-owned subsidiary. The subsidiary may then enter into a definitive agreement under which the Public Candidate merges into the subsidiary with the retaining a negotiated equity interest in the surviving subsidiary (expected to be 10% of issued and outstanding shares). Flex Financial may then use the shares for, among other things, distribution as a dividend to its shareholders, sale for cash, exchange for other assets, or retention for investment purposes.

     Flex Financial May Be Deemed to Be an Underwriter. In a typical scenario as described above, Flex Financial may be deemed an underwriter by reason of its intent to distribute any shares that may be owned by it as a dividend distribution to its shareholders ("Spin-off Shares").

     After a distribution by Flex Financial of Spin-off Shares to its shareholders, Flex Financial may no longer own any shares of capital stock of the Public Candidate, except to the extent it may elect to distribute less than all of the Spin-off Shares.

     A consequence to Flex Financial should it be deemed to be an underwriter of the shares to be distributed to its shareholders, is that any person who purchases the registered Shares within three years after the distribution could assert a claim against Flex Financial under Section 11 of the Securities Act of 1933. The purchase could be in the open market as long as the shares purchased can be traced to the registered Spin-off Shares Flex Financial distributes to its shareholders. Such a claim, to be successful, must be based upon a showing that statements in the registration statement were false or misleading with respect to a material fact or that the registration statement omitted material information required to be included therein.

     Open market purchasers may have to prove reliance upon the alleged misstatement or omission, but reliance may not necessarily require a showing that the purchaser actually read the registration statement but, instead, that the misstatements or omissions in the registration statement were a substantial factor in the purchase of the shares.

     Flex Financial May Have Exposure as a Control Person. In a typical scenario as described above, Flex Financial's organization of a subsidiary will result in Flex Financial being a "control person" of the subsidiary, as that term is defined in Section 15 of the 1933 Act from the subsidiary's organization and until the any proposed merger should become effective.

     Section 15 of the 1933 Act imposes joint and several liability on persons who control other persons substantively liable under other sections of the 1933 Act--Section 11, for misrepresentations in a registration statement, Section
12(1)--the unlawful sale of unregistered securities, and Section 12(2) misrepresentations in the sale of securities. A controlling person can avoid liability by proving "he had no knowledge of or reasonable grounds to believe in the existence of the facts by reason of which the liability of the controlled person is alleged to exist."

Miscellaneous Matters

     Sources of Opportunities. The principals of Flex Financial have extensive experience in working with small underwriters and in providing investment banking, underwritings, bridge loans, and general business and financial consulting to smaller public and private companies. Flex Financial anticipates that financing opportunities will be referred by various sources, including its officers and directors, professional advisers, securities broker-dealers, members of the financial community, and others who may present unsolicited proposals. Flex Financial may agree to pay a finder's fee or other compensation for services provided by unaffiliated persons who submit a financing opportunity in which Flex Financial participates. No guideline or policy has been adopted by Flex Financial concerning the circumstances under which a finder's fee will be paid or the amount of such fee.

     Flex Financial will seek potential financing opportunities from all known sources, but will rely principally on personal contacts of its officers, directors and consultants as well as indirect associations between them and other business and professional people. In some instances, Flex Financial may publish notices or advertisements seeking a potential financing opportunity in financial or trade publications.

     Criteria. Subordination Loans will only be made to underwriters acceptable to Flex Financial and in connection with specific underwritings for issuers acceptable to Flex Financial. Bridge Loans will only be made to companies that can pass an extensive due diligence review of Flex Financial's management, business, deal structure, underwriter, and public relations firm. Flex Financial may require representation on the issuer's board and will require substantial penalties for a loan default, although in a default situation Flex Financial's remedies may be limited. Any participation by Flex Financial will be subject to the issuer executing a firm commitment underwriting letter of intent with an underwriter approved by Flex Financial.

     Flex Financial will seek to enter into transactions with mature businesses, but may seek a transaction with a business in any industry and in any stage of development, including an established business which needs additional funding or a firm which is in need of additional capital to overcome financial problems or difficulties. However, Flex Financial does not intend to enter into such transaction with a "start up" or new company.

     The analysis of financing opportunities will be undertaken by or under the supervision of the officers and directors. Certain of Flex Financial's officers, directors and consultants have extensive business experience in the securities industry, particularly regarding small public underwritings, and are primarily engaged in the business of analyzing businesses for underwriting suitability and negotiating, participating in and advising as to Bridge Loans and Subordination Loans. In analyzing prospective financing opportunities, management will consider the following factors regarding an issuer: available technical, financial, and managerial resources, working capital and other financial requirements; history of operations, if any; quality and experience of management services which may be available and the depth of that management; capability of effecting an underwriting, including quality of underwriter and professional advisers; and other relevant factors.

     Flex Financial will analyze all available factors and make a determination based upon a composite of available facts, without reliance on any single factor.

     Procedures. A thorough evaluation of an issuer prior to a Bridge Loan will be difficult. Flex Financial will have limited time and funds available in its search for and analysis of financing opportunities and will not be able to expend significant funds on a complete and exhaustive investigation of any financing opportunity. However, Flex Financial will investigate, to an extent believed reasonable by its management, such potential opportunities by obtaining financial and other information reasonably available concerning the issuer and/or underwriter; conducting meetings and interviews with management and underwriter; reviewing experience and other financial factors; and other reasonable methods.

     As part of Flex Financial's investigation, officers and directors may meet personally with management and key personnel of the firm sponsoring the investment opportunity, visit and inspect material facilities, obtain independent analysis or verification of certain information provided, check references of management and key personnel, and conduct other reasonable measures, to the extent allowed by Flex Financial's limited financial resources and management and technical expertise.

     Flex Financial will participate in a financing opportunity only pursuant to negotiation and execution of a written agreement. Although the terms cannot be predicted, agreements generally require specific representations and warranties by all of the parties thereto and specify certain events of default.

     The investigation of specific financing opportunities and the negotiation, drafting and execution of relevant agreements, disclosure documents, and other instruments may require substantial management time and attention and substantial costs for accountants, attorneys, and others. If a decision is made not to participate in a specific financing opportunity, the costs previously incurred in the related investigation would not be recoverable. Furthermore, even if an agreement is reached for the participation in a specific financing opportunity, the failure to consummate that transaction may result in the loss to Flex Financial of the related costs incurred.

     Competition. The company expects to encounter competition in its efforts to locate opportunities for the employment of its capital. The primary competition for desirable investments is expected to come from other small companies organized and funded for similar purposes, small venture capital partnerships and corporations, small business investment companies, and individuals with unlimited financial resources. Many of these entities may have significantly greater experience, resources, and managerial capabilities than Flex Financial and will, therefore, be in a better position than Flex Financial to obtain access to business opportunities. However, Flex Financial believes that it has sufficient expertise and contacts to compete successfully in this market.

Description of Business Properties

     Flex Financial currently shares a portion of approximately 3,000 square feet of office space in premises occupied by Focus-Tech Investments, Inc. at 179 Ruskin Drive East, Montgomery, Texas 77356. Mr. Fearnow is a principal of Focus-Tech Investments, Inc. ("Focus-Tech"), a Nevada corporation, that provides investment banking consulting services. Flex Financial believes that such space and services will be adequate for the business of Flex Financial into the foreseeable future. The cost for such space is included in a $4,000 per month fee charged by Focus-Tech for general and administrative services for calendar year 1996.

     Upon closing of the Units Offering, Focus-Tech has agreed to provide to Flex Financial for as long as required for Flex Financial's business use such general and administrative services, which will include the cost of the use of office space, personnel, facilities and equipment, for a monthly fee of $4,000. Flex Financial believes that such space and services will be adequate for the business of Flex Financial into the foreseeable future. Focus-Tech has agreed to make this space available as long as required for the use of the Flex Financial. Focus-Tech has agreed that its fee for providing such services shall be paid only out of 15% of net Units Offering proceeds in excess of $200,000, and thereafter agrees to accrue the monthly fee for payment solely out of the fees, interest earned and earnings generated by Flex Financial's business.

     Neither Flex Financial nor any of its property is a party to or the subject of any pending legal proceedings.

Legal Proceedings

     Neither Flex Financial nor any of its property is a party to or the subject of any pending legal proceedings.

Market for Flex Financial's Capital Stock and Related Stockholder Matters

     There is no public trading market for Flex Financial's common stock. As of the date of this Prospectus, there are 12 holders of record of Flex Financial's outstanding common stock. Flex Financial has declared no dividends on its common stock. Should the merger not be approved and effected, there are no restrictions that would or are likely to limit the ability of flex Financial to pay dividends on its common stock, but Flex Financial has no plans to pay dividends in the foreseeable future and intends to use earnings for the expansion of its present business.

Description of Securities

     Common Stock. Flex Financial is authorized to issue 10 million shares of Common Stock, $0.001 par value. As of the date of this Prospectus, Flex Financial had 94,000 shares of Common Stock issued and outstanding.

     Voting Rights. Holders of the shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shares voting for the election of the board of directors can elect all members of the board of directors.

     Dividend Rights. Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the board of directors out of funds of Flex Financial legally available therefor.

     Liquidation Rights. Upon any liquidation, dissolution or winding up of Flex Financial, holders of shares of Common Stock are entitled to receive pro rata all of the assets of Flex Financial available for distribution to shareholders, subject to the prior satisfaction of the liquidation rights of the holders of outstanding shares of Preferred Stock.

     Preemptive Rights. Holders of Common Stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of Flex Financial.

     Registrar and Transfer Agent. Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572 serves as the transfer agent and registrar of Flex Financial.

     Dissenter's Rights. Under current Texas and Delaware law, a shareholder is afforded dissenters' rights which if properly exercised may require the corporation to repurchase its shares. Dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to Flex Financial's certificate of incorporation.

     Redeemable Common Stock Purchase Warrants. Pursuant to this Prospectus, Flex Financial is offering 200,000 Class B Redeemable Common Stock Purchase Warrants ("Class B Warrants") and 200,000 Class C Redeemable Common Stock Purchase Warrants ("Class C Warrants")to purchase an aggregate of 400,000 shares of Common Stock.

     Class B Warrants. The Class B Warrants are being issued under a Warrant Agreement dated November 15, 1995, between Flex Financial and Warrant Holders. Each Class B Warrant will be exercisable immediately upon its acquisition and until January 1, 2001, at an exercise price of $6.25 per Warrant, and shall entitle the holder thereof to receive one (1) share of Stock for each Class B Warrant exercised. Fractional shares of Stock will not be required to be issued upon exercise of the Class B Warrants. A Class B Warrant may be exercised by surrendering a Class B Warrant certificate with an executed form of election to purchase shares attached to the certificate, and paying to Flex Financial the full exercise price for the Class B Warrants being exercised. Holders of Class B Warrants will not be entitled (by virtue of being Class B Warrant holders) to receive dividends, vote, receive notices of shareholders' meetings or otherwise have any rights of shareholders of Flex Financial.

     The Class B Warrants are redeemable, at the option of Flex Financial, at a price of $0.05 per Class B Warrant at any time after January 1, 1997 upon not less than 30 days prior written notice, provided that there is a public trading market for the Common Stock and that the reported high bid price of the Common Stock equals or exceeds $7.50 per share for the 20 consecutive trading days immediately prior to the date of the notice of redemption to warrant holders.

     The exercise price, number and kind of shares of Common Stock to be obtained by the exercise of the Class B Warrants is subject to adjustment in the event of a split of the Common Stock or in the event of the reorganization or recapitalization of Flex Financial or of the merger or consolidation of Flex Financial.

     Flex Financial will reserve from the authorized and unissued shares a sufficient number of shares of Common Stock for issuance upon the exercise of the Class B Warrants.

     Class C Warrants. The Class C Warrants are being issued under a Warrant Agreement dated November 15, 1995, between Flex Financial and Warrant Holders. Each Class C Warrant will be exercisable immediately upon its acquisition and until January 1, 2001, at an exercise price of $10.00 per Warrant, and shall entitle the holder thereof to receive one share of stock for each Class C Warrant exercised. Fractional shares of stock will not be required to be issued upon exercise of the Class C Warrants. A Class C Warrant may be exercised by surrendering a Class C Warrant certificate with an executed form of election to purchase shares attached to the certificate, and paying to Flex Financial the full exercise price for the Class C Warrants being exercised. Holders of Class C Warrants will not be entitled (by virtue of being Class C Warrant holders) to receive dividends, vote, receive notices of shareholders' meetings or otherwise have any rights of shareholders of Flex Financial.

     The Class C Warrants are redeemable, at the option of Flex Financial, at a price of $0.05 per Class C Warrant at any time after January 1, 1997, upon not less than 30 days prior written notice, provided that there is a public trading market for the Common Stock and that the reported high bid price of the Common Stock equals or exceeds $12.00 per share for 20 consecutive trading days immediately prior to the date of the notice of redemption to warrant holders.

     The exercise price, number and kind of shares of Common Stock to be obtained by the exercise of the Class C Warrants is subject to adjustment in the event of a split of the Common Stock or in the event of the reorganization or recapitalization of Flex Financial or of the merger or consolidation of Flex Financial.

     Flex Financial will reserve from the authorized and unissued shares a sufficient number of shares of Common Stock for issuance upon the exercise of the Class C Warrants.

     Preferred Stock. Flex Financial is authorized to issue 10 million shares of Preferred Stock, $0.001 par value. The preferences, rights and attributes of the Preferred Stock, which may be set forth in series, shall be determined by the board of directors at such times as series are authorized to be issued. As of the date of this Prospectus, Flex Financial has not issued any shares of its authorized Preferred Stock.

     Other Securities of Flex Financial. Under the terms of the Merger, all warrants and options of Flex Acquisitions which are outstanding on the Effective Date shall be canceled and converted into warrants and options of Flex Financial of equivalent tenor. Therefore upon the Effective Date of the Merger, Flex Financial will have pursuant to the Merger the following additional securities outstanding.

     Class A Common Stock Purchase Options. In September 1995 Flex Financial authorized the issuance of 80,000 Class A Common Stock Purchase Options ("Class A Options") in connection with a private placement of 80,000 shares of common stock to its founding shareholders. As of the date of this Prospectus, all of such Class A Options continue to be owned by the original subscribers and are outstanding. The Class A Options are currently exercisable and will terminate on December 31, 2000 and may be exercised at a price of $.50 per share.

     Unit Purchase Options. In connection with an IPO Bridge Loan, Flex Financial issued $50,000 principal amount of 10% subordinated notes ("Notes") and Unit Purchase Options ("Option Units"). The Option Units entitle the holders to purchase such number of equivalent units of Flex Financial's securities as may be offered in an initial public offering at an aggregate offering price of at least $60,000 pursuant to an effective registration statement filed under the Securities Act that closes prior to June 30, 1996. The number of equivalent units purchasable at a price of $.50 per unit is determined by dividing the IPO unit offering price into the principal amount of Notes. Under the terms of this Units Offering, holders of the Option Units are entitled to purchase 8,333 equivalent Units. By mutual consent, the applicable IPO closing date and expiration date for exercise was extended to March 31, 1998 and the holders were granted an additional 8,000 Option Units. As of the date of this Prospectus, all of such Class A Options continue to be owned by the original subscribers and are outstanding.

     Class B and Class C Warrants. As of the date of this Prospectus, Flex Financial had 28,000 Class B Warrants and 28,000 Class C Warrants outstanding to purchase an aggregate of 56,000 shares of common stock. These warrants were issued in a private placement that closed in April 1996 and are identical to those purchasable in this offering.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS
General

     Flex Financial is incorporated under the laws of the State of Delaware, and the rights of Flex Financial stockholders are governed by Delaware law, including the DGCL, the certificate of incorporation of Flex Financial (the "Flex Financial Certificate"), and the bylaws of Flex Financial (the "Flex Financial Bylaws"). Flex Acquisitions is incorporated under the laws of the State of Texas, and the rights of Flex Acquisitions stockholders are governed by Texas law, including the Texas Business Corporation Act ("TBCA", the certificate of incorporation of Flex Acquisitions (the "Flex Acquisitions Certificate") and the bylaws of Flex Acquisitions (the "Flex Acquisitions Bylaws"). At the Closing, Flex Acquisitions stockholders will become stockholders in Flex Financial, and their rights as Flex Financial stockholders will be governed by Delaware law but will also be governed by the Flex Financial Certificate and the Flex Financial Bylaws, which differ from the Flex Acquisitions Certificate and the Flex Acquisitions Bylaws. Certain of these differences are summarized below. The following summary is not intended to be an exhaustive examination or a detailed description of the differences between the rights of Flex Financial stockholders and Flex Acquisitions stockholders and is qualified in its entirety by reference to Delaware law, the Flex Financial Certificate, the Flex Financial Bylaws, Texas law the Flex Acquisitions Certificate and the Flex Acquisitions Bylaws. Flex Acquisitions stockholders should carefully review the information contained in such documents, all of which are on file with the SEC. Copies of the Flex Financial Certificate and Flex Financial Bylaws are available without charge, upon request, from Flex Financial. Copies of the Flex Acquisitions Certificate and the Flex Acquisitions Bylaws are available without charge, upon request, from Flex Acquisitions.

Limitation of Liability.

     The Delaware Certificate contains a provision limiting or eliminating, with certain exceptions, the liability of directors to Flex Financial and its shareholders for monetary damages for breach of their fiduciary duties. The Texas Articles contains no similar provision. The Board of Directors believes that such provision will better enable Flex Financial to attract and retain as directors responsible individuals with the experience and background required to direct Flex Financial's business and affairs. It has become increasingly difficult for corporations to obtain adequate liability insurance to protect directors from personal losses resulting from suits or other proceedings involving them by reason of their service as directors. Such insurance is considered a standard condition of directors' engagement. However, coverage under such insurance is no longer routinely offered by insurers and many traditional insurance carriers have withdrawn from the market. To the extent such insurance is available, the scope of coverage is often restricted, the dollar limits of coverage are substantially reduced and the premiums have risen dramatically.

     At the same time directors have been subject to substantial monetary damage awards in recent years. Traditionally, courts have not held directors to be insurers against losses a corporation may suffer as a consequence of directors' good faith exercise of business judgment, even if, in retrospect the directors' decision was an unfortunate one. In the past, directors have had broad discretion to make decisions on behalf of the corporation under the "business judgment rule." The business judgment rule offers protection to directors who, after reasonable investigation, adopt a course of action that they reasonably and in good faith believe will benefit the corporation, but which ultimately proves to be disadvantageous. Under those circumstances, courts have typically been reluctant to subject directors' business judgments to further scrutiny. Some recent court cases have, however, imposed significant personal liability on directors for failure to exercise an informed business judgment with the result that the potential exposure of directors to monetary damages has increased. Consequently legal proceedings against directors relating to decisions made by directors on behalf of corporations have significantly increased in number, cost of defense and level of damages claimed. Whether or not such an action is meritorious, the cost of defense can be well beyond the personal resources of a director.

     The Delaware General Assembly considered such developments a threat to the quality and stability of the governance of Delaware corporations because of the unwillingness of directors, in many instances, to serve without the protection which insurance traditionally has provided and because of the deterrent effect on entrepreneurial decision making by directors who do serve without the protection of traditional insurance coverage. In response, in 1986 the Delaware General Assembly adopted amendments to the Delaware GCL which permit a corporation to include in its charter a provision to limit or eliminate, with certain exceptions, the Personal liability Of Directors to a corporation and its shareholders for monetary damages for breach of their fiduciary duties. Similar charter provisions limiting a director's liability are not permitted under Texas law.

     The Board of Directors believes that the limitation on directors' liability permitted under Delaware law will assist Flex Financial in attracting and retaining qualified directors by limiting directors' exposure to liability. The Reincorporation proposal will implement this limitation on liability of the directors of Flex Financial, inasmuch as Article XVI of the Delaware Certificate provides that to the fullest extent that the Delaware GCL now or hereafter permits the limitation or elimination of the liability of directors, no director will be liable to Flex Financial or its stockholders for monetary damages for breach of fiduciary duty. Under such provision, Flex Financial's directors will not be liable for monetary damages for acts or omissions occurring on or after the Effective Date of the Reincorporation, even if they should fail through negligence or gross negligence, to satisfy their duty of care (which requires directors to exercise informed business judgment in discharging their duties).
Article XVI would not limit or eliminate any liability of directors for acts or omissions occurring prior to the Effective Date. As provided under Delaware law,
Article XVI cannot eliminate or limit the liability of directors for breaches of their duty of loyalty to Flex Financial; acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, paying a dividend or effecting a stock repurchase or redemption which is illegal under the Delaware GCL, or transactions from which a director derived an improper personal benefit. Further, Article XVI would not affect the availability of equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of a director's duty of care. Article XVI pertains to breaches of duty by directors acting as directors and not to breaches of duty by directors acting as officers (even if the individual in question is also a director). In addition, Article XVI would not affect a director's liability to third parties or under the federal securities laws.

     Article XVI is worded to incorporate any future statutory revisions limiting directors' liability. It provides, however, that no amendment or repeal of its provision will apply to the liability of a director for any acts or omissions occurring prior to such amendment or repeal, unless such amendment has the affect of further limiting or eliminating such liability.

     The Company has not received notice of any lawsuit or other proceeding to which Article XVI might apply. In addition, Article XVI is not being included in the Delaware Certificate in response to any director's resignation or any notice of an intention to resign. Accordingly, the Company is not aware of any existing circumstances to which Article XVI might apply. The Board of Directors recognizes that Article XVI may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders from instituting litigation against directors for breach of their duty of care, even though such an action, if successful, might benefit Flex Financial and its shareholders. However, given the difficult environment and potential for incurring liabilities currently facing directors of publicly held corporations, the Board of Directors believes that Article XVI is in the best interests of Flex Financial and its stockholders, since it should enhance Flex Financial's ability to retain highly qualified directors and reduce a possible deterrent to entrepreneurial decision making. In addition, the Board of Directors believes that Article XVI may have a favorable impact over the long term on the availability, cost, amount and scope of coverage of directors' liability insurance, although there can be no assurance of such an effect.

     Article XVI may be viewed as limiting the rights of stockholders, and the broad scope of the indemnification provisions of Flex Financial's could result in increased expense to Flex Financial. The Company believes, however, that these provisions will provide a better balancing of the legal obligations of, and protections for, directors and will contribute to the quality and stability of Flex Financial's governance. The Board of Directors has concluded that the benefit to stockholders of improved corporate governance outweighs any possible adverse effects on stockholders of reducing the exposure of directors to liability and broadening indemnification rights. Because Article XVI deals with the potential liability of directors, the members of the Board of Directors may be deemed to have a personal interest in effecting the Reincorporation.

Indemnification.

     As part of the 1986 legislation permitting a corporation to limit or eliminate the liability of directors, the Delaware General Assembly, for the reasons noted under "Limitation of Liability" above also amended the provisions of the Delaware GCL governing indemnification to clarify and broaden the indemnification rights which corporations may provide to their directors, officers and other corporate agents. The Texas BCA also contains broad indemnification provisions. The Delaware Certificate reflects the provisions of Delaware law, as recently amended, and, as discussed below, provides broad rights to indemnification.

     In recent years, investigations, actions, suits and proceedings, including actions, suits and proceedings by or in the right of a corporation to procure a judgment in its favor (referred to together as "proceedings"), seeking to impose liability on, or involving as witnesses, directors and officers of publicly-held corporations have become increasingly common. Such proceedings are typically very expensive, whatever their eventual outcome. In view of the costs and uncertainties of litigation in general it is often prudent to settle proceedings in which claims against a director or officer are made. Settlement amounts, even if material to the corporation involved and minor compared to the enormous amounts frequently claimed, often exceed the financial resources of most individual defendants. Even in proceedings in which a director or officer is not named as a defendant he may incur substantial expenses and attorneys' fees if he is called as a witness or otherwise becomes involved in the proceeding. Although the Company's directors and officers have not incurred any liability or significant expense as a result of any proceeding to date the potential for substantial loss does exist. As a result, an individual may conclude that the potential exposure to the costs and risks of proceedings in which he may become involved may exceed any benefit to him from serving as a director or officer of a public corporation. This is particularly true for directors who are not also officers of the corporation. The increasing difficulty and expense of obtaining directors' and officers' liability insurance discussed above has compounded the problem.

     The broad scope of indemnification now available under Delaware law will permit Flex Financial to continue to offer its directors and officers greater protection against these risks. The Board of Directors believes that such protection is reasonable and desirable in order to enhance Flex Financial's ability to attract and retain qualified directors as well as to encourage directors to continue to make good faith decisions on behalf of Flex Financial with regard to the best interests of Flex Financial and its stockholders.

     The Delaware Certificate is quite different from the Texas Articles and require indemnification of Flex Financial's directors and officers to the fullest extent permitted under applicable law as from time to time in affect, with respect to expenses, liability or loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by any person in connection with any actual or threatened proceeding by reason of the fact that such person is or was a director or officer of Flex Financial or is or was serving at the request of Flex Financial as a director or officer of another corporation or of a partnership, joint venture; trust, employee benefit plan or other enterprise at the request of Flex Financial. The right to indemnification includes the right to receive payment of expenses in advance of the final disposition of such proceeding; consistent with applicable law from time to time in effect; provided, however, that if the Delaware GCL requires the payment of such expenses in advance of the final disposition of a proceeding, payment shall be made only if such person undertakes to repay Flex Financial if it is ultimately determined that he or she was not entitled to indemnification. Directors and officers would not be indemnified for lose, liability or expenses incurred in connection with proceedings brought against such persons otherwise than in the capacities in which they serve Flex Financial. Under the Delaware Flex Financial may, although it has no present intention to do so, by action of the New Board of Directors, provide the same indemnification to its employees, agents, attorneys and representatives as it provides to its directors and officers. The Delaware Certificate provides that such practices are not exclusive of any other rights to which persons seeking indemnification may otherwise be entitled under any agreement or otherwise.

     The Delaware Certificate specifies that the right to indemnification is a contract right. The Delaware Certificate also provides that a person seeking indemnification from Flex Financial may bring suit against Flex Financial to recover any and all amounts entitled to such person provided that such person has filed a written claim with Flex Financial has failed to pay such claim within thirty days of receipt thereof. In addition, Flex Financial authorize Flex Financial to purchase and maintain indemnity insurance, if it so chooses to guard against future expense.

     The Delaware Certificate provides for payment of all expenses incurred, including those incurred to defend against a threatened proceeding. Additionally, the Delaware Certificate provides that indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. The Delaware also provide that to the extent any director or officer who is, by reason of such a position, a witness in any proceeding, he or she shall be indemnified for all reasonable expenses incurred in connection therewith.

     Under Delaware law, as with Texas law, rights to indemnification and expenses need not be limited to those provided by statute. As a result, under Delaware law and the Delaware Certificate, Flex Financial will be permitted to indemnity its directors and officers, within the limits established by law and public policy, pursuant to an express contract, a by-law provision, a stockholder vote or otherwise, any or all of which could provide indemnification rights broader than those currently available under the Texas Articles or expressly provided for under Texas or Delaware law.

     Insofar as the Delaware Certificate provides indemnification to directors or officers for liabilities arising under the Securities Act of 1933, it is the position of the Securities and Exchange Commission that such indemnification would be against public policy as expressed in such statute and, therefore, unenforceable.

     The Board of Directors recognizes that Flex Financial may in the future be obligated to incur substantial expense as a result of the indemnification rights conferred under the Delaware Certificate, which are intended to be as broad as possible under applicable law. Because directors of Flex Financial may personally benefit from the indemnification provisions of Flex Financial , the members of the Board of Directors may be deemed to have a personal interest in the effectuation of the Reincorporation.

Defenses Against Hostile Takeovers

     Introduction. While the following discussion summarizes the reasons for, and the operation and effects of, certain provisions of Flex Financial's Certificate of Incorporation which management has identified as potentially having an anti-takeover effect, it is not intended to be a complete description of all potential anti-takeover effects, and it is qualified in its entirety by reference to Flex Financial's Certificate of Incorporation and By Laws. A copy of the Certificate of Incorporation is included as an exhibit to this Information Statement which should be reviewed for more detailed information and the By Laws are available upon request.

     In  general,  the  anti-takeover   provisions  in  Delaware  law  and  Flex
Financial's Certificate of Incorporation are designed to minimize Flex Financial's susceptibility to sudden acquisitions of control which have not been negotiated with and approved by Flex Financial's Board of Directors. As a result, these provisions may tend to make it more difficult to remove the incumbent members of the Board of Directors. The provisions would not prohibit an acquisition of control of Flex Financial or a tender offer for all of Flex Financial's capital stock. The provisions are designed to discourage any tender offer or other attempt to gain control of Flex Financial in a transaction that is not approved by the Board of Directors, by making it more difficult for a person or group to obtain control of Flex Financial in a short time and then impose its will on the remaining stockholders. However, to the extent these provisions successfully discourage the acquisition of control of Flex Financial or tender offers for all or part of Flex Financial's capital stock without approval of the Board of Directors, they may have the effect of preventing an acquisition or tender offer which might be viewed by stockholders to be in their best interests.

     Tender offers or other non-open market acquisitions of stock are usually made at prices above the prevailing market price of a company's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels which are higher than would otherwise be the case. Anti-takeover provisions may discourage such purchases, particularly those of less than all of Flex Financial's stock, and may thereby deprive stockholders of an opportunity to sell their stock at a temporarily higher price. These provisions may therefore decrease the likelihood that a tender offer will be made, and, if made, will be successful. As a result, the provisions may adversely affect those stockholders who would desire to participate in a tender offer. These provisions may also serve to insulate incumbent management from change and to discourage not only sudden or hostile takeover attempts, but any attempts to acquire control which are not approved by the Board of Directors, whether or not stockholders deem such transactions to be in their best interests.

     Authorized Shares of Capital Stock. Flex Financial's Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of serial preferred stock. Shares of Flex Financial's serial preferred stock with voting rights could be issued and would then represent an additional class of stock required to approve any proposed acquisition. This preferred stock, together with authorized but unissued shares of Common Stock (the Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares), could represent additional capital stock required to be purchased by an acquiror. Issuance of such additional shares may dilute the voting interest of Flex Financial's stockholders. If the Board of Directors of Flex Financial determined to issue an additional class of voting preferred stock to a person opposed to a proposed acquisition, such person might be able to prevent the acquisition single-handedly.

     Stockholder Meetings. Delaware law provides that the annual stockholder meeting may be called by a corporation's board of directors or by such person or persons as may be authorized by a corporation's certificate of incorporation or By Laws. Flex Financial's Certificate of Incorporation provides that annual stockholder meetings may be called only by Flex Financial's Board of Directors or a duly designated committee of the Board. Although Flex Financial believes that this provision will discourage stockholder attempts to disrupt the business of Flex Financial between annual meetings, its effect may be to deter hostile takeovers by making it more difficult for a person or entity to obtain immediate control of Flex Financial between one annual meeting as a forum to address certain other matters and discourage takeovers which are desired by the stockholders. Flex Financial's Certificate of Incorporation also provides that stockholder action may be taken only at a special or annual stockholder meeting and not by written consent.

     Classified Board of Directors and Removal of Directors. Flex Financial's Certificate of Incorporation provides that Flex Financial's Board of Directors is to be divided into three classes which shall be as nearly equal in number as possible. The directors in each class serve for terms of three years, with the terms of one class expiring each year. Each class currently consists of approximately one-third of the number of directors. Each director will serve until his successor is elected and qualified.

     A classified Board of Directors could make it more difficult for stockholders, including those holding a majority of Flex Financial's outstanding stock, to force an immediate change in the composition of a majority of the Board of Directors. Since the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the stockholders to change a majority, whereas a majority of a non-classified Board may be changed in one year. In the absence of the provisions of Flex Financial's Certificate of Incorporation classifying the Board, all of the directors would be elected each year. The provision for a staggered Board of Directors affects every election of directors and is not triggered by the occurrence of a particular event such as a hostile takeover. Thus a staggered Board of Directors makes it more difficult for stockholders to change the majority of directors even when the reason for the change would be unrelated to a takeover.

     Flex Financial's Certificate of Incorporation provides that a director may not be removed except for cause by the affirmative vote of the holders of 75% of the outstanding shares of capital stock entitled to vote at an election of directors. This provision may, under certain circumstances, impede the removal of a director and thus preclude the acquisition of control of Flex Financial through the removal of existing directors and the election of nominees to fill in the newly created vacancies. The supermajority vote requirement would make it difficult for the stockholders of Flex Financial to remove directors, even if the stockholders believe such removal would be beneficial.

     Restriction of Maximum Number of Directors and Filling Vacancies on the Board of Directors. Delaware law requires that the board of directors of a corporation consist of one or more members and that the number of directors shall be set by the corporation's By Laws, unless it is set by the corporation's certificate of incorporation. Flex Financial's Certificate of Incorporation provides that the number of directors (exclusive of directors, if any, to be elected by the holders of preferred stock) shall not be less than one or more than 15, as shall be provided from time to time in accordance with Flex Financial By Laws. The power to determine the number of directors within these numerical limitations and the power to fill vacancies, whether occurring by reason of an increase in the number of directors or by resignation, is vested in Flex Financial's Board of Directors. The overall effect of such provisions may be to prevent a person or entity from quickly acquiring control of Flex Financial through an increase in the number of Flex Financial's directors and election of nominees to fill the newly created vacancies and thus allow existing management to continue in office.

     Stockholder Vote Required to Approve Business Combinations with Related Persons. Flex Financial's Certificate of Incorporation generally requires the approval of the holders of 75% of Flex Financial's outstanding voting stock (and any class or series entitled to vote separately), and a majority of the outstanding stock not beneficially owned by a related person (as defined) (up to a maximum requirement of 85% of the outstanding voting stock), to approve business combinations (as defined) involving the related person, except in cases where the business combination has been approved in advance by two-thirds of those members of Flex Financial's Board of Directors who were directors prior to the time when the related person became a related person. Under Delaware law, absent these provisions, business combinations generally, including mergers, consolidations and sales of substantially all of the assets of Flex Financial must, subject to certain exceptions, be approved by the vote of the holders of a majority of Flex Financial's outstanding voting stock. One exception under Delaware law to the majority approval requirement applies to business combinations (as defined) involving stockholders owning 15% of the outstanding voting stock of a corporation for less than three years. In order to obtain stockholder approval of a business combination with such a related person, the holders of two-thirds of the outstanding voting stock, excluding the stock owned by the 15% stockholder, must approve the transaction. Alternatively, the 15% stockholder must satisfy other requirements under Delaware law relating to (i) the percentage of stock acquired by such person in the transaction which resulted in such person's ownership becoming subject to the law, or (ii) approval of the board of directors of such person's acquisition of the stock of the Delaware corporation. Delaware law does not contain price criteria. The supermajority stockholder vote requirements under the Certificate of Incorporation and Delaware law may have the effect of foreclosing mergers and other business combinations which the holders of a majority of Flex Financial's stock deem desirable and place the power to prevent such a transaction in the hands of a minority of Flex Financial's stockholders

     Under Delaware law, there is no cumulative voting by stockholders for the election of Flex Financial's directors. The absence of cumulative voting rights effectively means that the holders of a majority of the stock voted at a stockholder meeting may, if they so choose, elect all directors of Flex Financial, thus precluding a small group of stockholders from controlling the election of one or more representatives to Flex Financial's Board of Directors.

     Advance Notice Requirements for Nomination of Directors and Proposal of New Business at Annual Stockholder Meetings. Flex Financial's Certificate of Incorporation generally provides that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a stockholder meeting must submit written notice not less than 30 or more than 60 days in advance of the meeting. This advance notice requirement may give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management's nominees or proposals, even if the stockholders believe such nominees or proposals are in their interests. Making the period for nomination of directors and introducing new business a period not less than 30 days prior to notice of a stockholder meeting may tend to discourage persons from bringing up matters disclosed in the proxy materials furnished by Flex Financial and could inhibit the ability of stockholders to bring up new business in response to recent developments.

     Supermajority Voting Requirement for Amendment of Certain Provisions of the Certificate of Incorporation. Flex Financial's Certificate of Incorporation provides that specified provisions contained in the Certificate of Incorporation may not be repealed or amended except upon the affirmative vote of the holders of not less than seventy-five percent of the outstanding stock entitled to vote. This requirement exceeds the majority vote that would otherwise be required by Delaware law for the repeal or amendment of the Certificate of Incorporation. Specific provisions subject to the supermajority vote requirement are (i)
Article X, governing the calling of stockholder meetings and the requirement that stockholder action be taken only at annual or special meetings, (ii)
Article IX, requiring written notice to Flex Financial of nominations for the election of directors and new business proposals, (iii) Article X, governing the number and terms of Flex Financial's directors, (iv) Article XI, governing the removal of directors, (v) Article XIII, governing approval of business combinations involving related persons, (vi) Article XIII, relating to the consideration of various factors in the evaluation of business combinations,
(vii) Article XIV, providing for indemnification of directors, officers, employees and agents, (ix) Article XVIII, limiting directors' liability, and (x) Articles XVI and XVII, governing the required stockholder vote for amending the By Laws and Certificate of Incorporation, respectively. Article XVII is intended to prevent the holders of less than 75% of Flex Financial's outstanding voting stock from circumventing any of the foregoing provisions by amending the Certificate of Incorporation to delete or modify one of such provisions. This provision would enable the holders of more than 25% of Flex Financial's voting stock to prevent amendments to the Certificate of Incorporation or By Laws even if they were favored by the holders of a majority of the voting stock.


                        VOTING AND MANAGEMENT INFORMATION

     Proxies will not be solicited by Flex Financial's management with respect to the proposed Merger described herein. Shareholder voting on the proposed Merger by the shareholders of Flex Financial shall be taken by written consent.

Date, Time and Place Information

     Flex Acquisitions. Shareholder voting on the proposed Merger by American NorTel, the sole shareholder of Flex Acquisitions, shall be taken by its written consent. It is expected that written consent to the Merger, without a meeting being taken, shall be obtained from the sole shareholder of Flex Acquisitions within five days after the date of this Prospectus. American NorTel's approval of the Merger is required if the Merger is to be effected.

     Flex Financial. Shareholder voting on the proposed Merger by Flex Financial shareholders shall be taken by written consent. Under Delaware corporate law and Flex Financial's bylaws, written consent may be by a majority. It is expected that a request for written consent to the Merger, without a meeting being held, shall be submitted to the shareholders by certified mail, return receipt requested, on or before 30 days after the date of this Prospectus. Written consents may be executed by the shareholders and returned by mail or executed at the offices of the corporation. Management of Flex Financial does not have unanimous control or even majority control of the sole class of voting stock and is unable to provide assurance that the Merger will be approved.

     Voting Procedure. Voting by Flex Financial shareholders shall be by majority written consent without a meeting. Shareholders of record as of the date of this Prospectus shall be entitled to vote. Delaware corporate law and Flex Financial's bylaws require that written consent be a majority. None of the shares are held of record by brokers.

No Dissenters' Rights of Appraisal

     No dissenter's rights of appraisal for the shareholders of Flex Acquisitions come into effect with respect to the proposed Merger because all the issued and outstanding shares of capital stock of Flex Acquisitions will be voted by American NorTel, the sole shareholder, and a unanimous vote approving the Merger is assured.

No Solicitation of Proxies

     Solicitations of proxies will not be made by members of management of Flex Financial for that entity. See "Voting and Management Information --Date, Time and Place Information - Flex Financial."

     Notice of written consent shall be made by the mails, by first class mail, certified, return receipt requested, or by personal delivery. The cost of the notices will be borne by Flex Financial.

Voting Securities and Principal Holders Thereof

     The proposed Merger must be approved by a two-thirds vote of the outstanding shares of Common Stock of Flex Acquisitions and by a majority vote of the outstanding shares of Common Stock of Flex Financial.

     There are presently outstanding 20,000 shares of Common Stock of Flex Acquisitions, all of which are held of record by American NorTel Communications, Inc.

     There are presently outstanding 94,000 shares of Common Stock of Flex Financial held of record by 12 shareholders. Each share is entitled to one vote on the proposed Merger.

     The record date for determining the right to vote on the proposed Merger is July 31, 1996, for Flex Acquisitions and for Flex Financial.

Security Ownership of Certain Beneficial Owners and Management

     Flex Acquisitions. The following table shows information as of August 31, 1997, with respect to each beneficial owner of more than 5% of Common Stock of Flex Acquisitions and to each of the officers and directors of Flex Acquisitions individually and as a group:

                         Common Stock Beneficially Owned


                                                            Before Merger(1)                   After Merger (2)
Name and Address of                           Number           Percent           Number           Percent
    Beneficial Owner                       of Shares          of Class        of Shares          of Class
------------------------                   ---------          --------        ---------          --------

American NorTel Communications                20,000               100                0             0 (3)
7201 East Camelback Road
Suite 320
Scottsdale, Arizona  85251

Officers and Directors as a Group                  0                 0           20.000          17.5 (3)
(One person before Merger, one
person after Merger) (4)
---------------

(1) Before the proposed Merger, all 20,000 shares of the issued and outstanding shares of Common Stock of Flex Acquisitions are held of record and beneficially by American NorTel Communications Inc.

(2)  After giving effect to the Merger and Spin-off.

(3) After allocating one share of Common Stock of Flex Acquisitions for each 588 shares of common stock of American NorTel. (4) After the Merger, Mr. Fearnow, President of Flex Financial, would be deemed to be the beneficial owner of 20,000 shares of Common Stock of Flex Financial that would be owned of record by Focus-Tech Investments, Inc. and would be deemed the beneficial owner of and holder of Class A Options to purchase an additional 20,000 shares of Common Stock of Flex Financial.

     Flex Financial. The following table describes what would be the effect of the Merger between Flex Acquisitions and Flex Financial on the security ownership of any person who is known to Flex Acquisitions or Flex Financial to be a person who would be the beneficial owner of more than 5% of the Common Stock of Flex Financial, the chief executive officer, the directors, and the directors and executive officers as a group:

                                                                        Common Stock Beneficially Owned
                                                            Before Merger (1)                 After Merger (2)
Name and Address of
                                                    --------------------------------   -------------------------------

                                            Number             Percent            Number          Percent
    Beneficial Owner                       of Shares          of Class        of Shares          of Class
------------------------                   ---------          --------        ---------          --------

Focus-Tech Investments, Inc.               60,000(2)            18.09%           13.90%             7.21%
179 Ruskin Drive East
Houston, Texas  77056

Ruth Shepley (2)                           40,000(3)            12.06%            9.27%             4.81%
7617 Del Monte
Houston, Texas  77063

John J. Garrett, Trustee                   20,000(3)             6.03%            4.63%             2.40%
P.O. Box 130444
Houston, Texas 77219

Lighthouse Communications Inc. (3)         40,000(4)            12.06%            9.27%             4.81%
43 Bluewater Drive
Eureka Springs, Arkansas  72632

Bridge Lenders(4)
     Dr. S.S. Dhother                    40,832.5(5)             12.3%            9.46%             4.91%
     4134 W. North Hampton Place
     Houston, Texas 77098

     Dave Lennox                         40,832.5(5)             12.3%            9.46%             4.91%
     7311 Bellerive, No. 148
     Houston, Texas 77036

American NorTel Communications             20,000(6)                0%               0%                0%
7201 East Camelback Road
Suite 320
Scottsdale, Arizona  85251

Officers and Directors as a Group          60,000(2)                21           20,000              17.5
(One person)
------------------------


(1) Includes all shares issuable in connection with options or warrants exercisable within 60 days of this Prospectus (331,665 total) does not include shares issuable as a part of the Units.

(2) Includes 30,000 shares owned of record by Focus-Tech Investments, Inc., 30,000 shares issuable upon exercise of Class A Options. The beneficial owner is Michael T. Fearnow.

(3) Includes 20,000 shares owned beneficially and of record, 20,000 shares issuable upon exercise of Class A Options.

(4) Includes 20,000 shares owned beneficially and of record, 20,000 shares issuable upon exercise of Class A Options.

(5) Includes 8,166.5 shares issuable upon exercise of the Option Units, 16,333 shares issuable upon exercise of Class B Warrants included in the Option Units and 16,333 shares issuable upon exercise of Class C Warrants included in the Option Units.

(6)  After giving effect to the Merger and prior to the Distribution.

Directors, Executive Officers and Significant Employees

     Set forth below are the names, ages, and terms of office of each of the directors, executive officers and significant employees of both Flex Financial and Flex Financial and a description of the business experience of each.

Person                                      Office Held Since    Term of Office
Flex Financial:
     Michael T. Fearnow, 53                      1995             October 1997
        Director, President and Secretary
Flex Financial:
     Michael T. Fearnow, 53                      1996               March 1999
        Director, President and Secretary

     Michael T. Fearnow. Mr. Fearnow has been an independent securities consultant to small to medium-sized growth companies in the field of investment banking transactions, financial and broker relations, and publicly underwritten securities since 1987. Mr. Fearnow obtained a degree in Business Administration from the University of Kansas in 1967. He began his investment banking career as an account executive with Merrill Lynch in 1972 and by 1978 had become a Senior Account Executive and Product Manager for new issues underwriting. In 1978, Mr. Fearnow was a co-founder of Porcari, Fearnow & Associates, Inc., a full service NASD broker-dealer. He served as chairman from 1978 to 1987 and structured and participated in financing numerous private placements, public underwritings, venture capital transactions and tax-sheltered investments and specialized in areas of financial planning and due diligence.

Remuneration of Directors and Officers

     Flex  Acquisitions.  Mr.  Fearnow,  the sole  officer and  director of Flex
Acquisitions is receiving no compensation for his services for Flex Acquisitions. No compensation is proposed to be paid to any officer or director of Flex Acquisitions prior to the proposed Merger with Flex Financial.

     Flex Financial. Mr. Fearnow, the sole officer and director of Flex Financial, is receiving no compensation for his services for Flex Financial. He is receiving no compensation for his services for Flex Financial. No compensation is proposed to be paid to any officer or director of Flex Financial prior to the proposed Merger with Flex Acquisitions. Should the Merger be effected, Mr. Fearnow shall be the sole director of the post-Merger Company. There are no present plans, arrangements, or understandings concerning any change in compensation for him after the Merger, should the Merger be effected.

     The following sets forth the 1995, 1996 and 1997 remuneration of the president of Flex Financial and the 1998 remuneration payments proposed to be made to the three highest paid persons who are officers of Flex Financial, among whom the president is one:

                                                                    Securities
Name of Individual                                                  Underlying
        or Group        Capacity        Year         Salary        Stock Options

Michael T. Fearnow     President      1995-1997       $0.00              0
Michael T. Fearnow     President        1998          $0.00              0

         Stock Options.  Flex Acquisitions has granted no stock options.

Interest of Management and Others in Certain Transactions

     Flex Financial entered into a financial consulting agreement with Financial Public Relations, Ltd. pursuant to which FPR rendered investment banking consulting services to Flex Financial. The services rendered by FPR included assistance in the development of Flex Financial's business plan, initial development of a contact list of potential clients with respect to Subordination and Bridge Loans, and development of a marketing strategy with respect to its business operations.

     Pursuant to an understanding between Focus-Tech and Flex Financial, Focus-Tech provided to Flex Financial such general and administrative services, including the cost of the use of office space, personnel, facilities and equipment, as required for Flex Financial's business in exchange for a general and administrative services fee of $4,000 per month for the seven month period ending December 31, 1996. Flex Financial shares a portion of approximately 3,000 square feet of office space in premises occupied by Focus-Tech and Financial Public Relations, Ltd. at 179 Ruskin Drive East, Montgomery, Texas 77356. In lieu of actual payments by Flex Financial to Focus-Tech, Flex Financial directly paid expenses of Focus-Tech in the amount of $19,109 and received credit for those payments against the $28,000 in general and administrative services fees owed to Focus-Tech. Management estimates that Flex Financial's expenses would have been approximately $6,000 a month on a stand alone basis.

     Until the closing of the Units Offering Focus-Tech will continue to provide such space and services without charge to Flex Financial. Upon closing of the Units Offering Focus-Tech has agreed to provide to Flex Financial such general and administrative services, which will include the cost of the use of office space, personnel, facilities and equipment, as may be required for Flex Financial's business use on a monthly basis for a fee of $4,000 per month and to make this space available as long as required for the use of Flex Financial. Flex Financial believes that such space and services will be adequate for the business of Flex Financial into the foreseeable future. Focus-Tech has agreed that its fee for providing such services shall be paid only out of 15% of net Units Offering proceeds in excess of $200,000, and thereafter agrees to accrue the monthly fee for payment solely out of the fees, interest earned and earnings generated by Flex Financial's business.

     From February through August 1996 Focus-Tech borrowed $13,000 from Flex Financial evidenced by four promissory notes bearing interest at 10% and secured by marketable securities valued in excess of $100,000. All four notes were repaid with interest on November 15, 1996.

Parents

     The direct parent of Flex Acquisitions is American NorTel Communications Inc., which owns all the issued and outstanding stock of Flex Acquisitions. No shareholder of American NorTel owns sufficient stock to exercise control over Flex Financial through stock ownership.

     The parents of Flex Financial are its board of directors. No shareholder of Flex Financial owns sufficient stock to exercise control over Flex Financial through stock ownership.

                                      F - 4
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULES


                                 C O N T E N T S

                                                                            Page
    FLEX FINANCIAL GROUP, INC.

    Independent Auditor's Report..........................................   2

    Balance Sheets........................................................   3

    Statements of Operations..............................................   4

    Statements of Changes in Stockholders' Equity (Deficit)...............   5

    Statements of Cash Flows..............................................   6

    Notes to Financial Statements.........................................  7-11


    FLEX ACQUISITIONS CORPORATION

    Independent Auditor's Report..........................................  12

    Balance Sheets........................................................  13

    Statements of Operations.............................................   14

    Statements of Changes in Stockholders' Equity (Deficit)..............   15

    Statements of Cash Flows.............................................   16

    Notes to Financial Statements........................................  17-18


FLEX ACQUSITIONS CORPORATION (PRO FORMA)
    Accountant's Compilation Report......................................   19

    Pro Forma Consolidated Balance Sheets................................   20

    Pro Forma Consolidated Statements of Operations......................   21

    Summary of Significant Assumptions and Accounting Policies...........   22

                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Directors of
Flex Financial Group, Inc.
(A Development Stage Company)
Montgomery, Texas


     We have audited the accompanying balance sheets of Flex Financial Group, Inc. (A Development Stage Company) as of July 31, 1998 and 1997, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the years ended July 31, 1998 and 1997 and the period August 17, 1995 (date of inception) through July 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Flex Financial Group, Inc. (A Development Stage Company) at July 31, 1998 and 1997, and the results of its operations and its cash flows for the years and period then ended in conformity with generally accepted accounting principles.





                           /s/HARPER & PEARSON COMPANY




Houston, Texas
September 12, 1998

                           FLEX FINANCIAL GROUP, INC.
                           A DEVELOPMENT STAGE COMPANY
                                 BALANCE SHEETS
                             JULY 31, 1998 AND 1997




                                     ASSETS
                                                      1998              1997
                                                    ---------         ---------

CURRENT ASSETS
   Cash                                            $     269         $   9,564
   Interest receivable                                   963               596
   Note receivable, Flex Acquisition Corporation       4,000             4,000
   Deferred registration costs                           -0-            32,303
                                                     --------          --------

                                                   $   5,232         $  46,463
                                                    ========          ========


                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
   Accounts payable                                $   3,454         $     -0-
   Notes payable                                      50,000            50,000
   Note payable, Focus-Tech Investments, Inc.         31,185               -0-
   Interest payable                                   14,849             8,822
                                                     --------          --------

              TOTAL CURRENT LIABILITIES               99,488            58,822
                                                     --------          --------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)
   Preferred stock, $.001 par value in 1998
      and no par value in 1997, 10,000,000 shares
      authorized, none issued and outstanding            -0-               -0-
   Common stock, $.001 par value in 1998 and
      $.01 par value in 1997, 10,000,000 shares
      authorized, 94,000 shares sold and to be issued      94               940
   Additional paid-in capital                          82,200            81,260
   Deficit accumulated during the development stage  (176,550)          (94,559)
                                                      --------          --------

                                                      (94,256)          (12,359)
                                                      --------          --------

                                                    $   5,232         $  46,463
                                                     ========          ========








                            See accompanying notes.

                           FLEX FINANCIAL GROUP, INC.
                           A DEVELOPMENT STAGE COMPANY
                            STATEMENTS OF OPERATIONS
     YEARS ENDED JULY 31, 1998 AND 1997 AND CUMULATIVE THROUGH JULY 31, 1998



                                                                 August 17, 1995
                                                                     through
                                              1998         1997    July 31, 1998
                                            --------     -------- --------------


INTEREST INCOME                           $    366        1,004      $   3,648
                                             -------     -------       --------


EXPENSES
   Advertising                                 -0-           -0-         2,564
   Amortization                                -0-         1,250         1,250
   Bad debt expense                            -0-        10,000        10,000
   Consulting expenses                         -0-           -0-        16,902
   Filing fees                                 -0-         4,923         5,433
   Interest expense                          6,026         5,000        18,598
   Legal and professional fees              43,899        12,687        62,686
   Other expenses                               35           688         1,073
   Printing                                    -0-           -0-         1,295
   Overhead allocation, Focus-Tech
      Investments, Inc.                        -0-           -0-        19,109
   Accrued overhead, Focus-Tech
      Investments, Inc.                        -0-           -0-         8,891
   Write-off of deferred registration costs  32,397          -0-        32,397
                                            -------         -------    --------

                                             82,357        34,548      180,198
                                            -------        -------    --------


NET LOSS                                   $(81,991)     $(33,544)   $(176,550)
                                            =======      ========     =========


LOSS PER COMMON SHARE                     $   (.49)      $   (.20)   $   (1.07)
                                            =======      =========   ==========


SHARES USED IN COMPUTING LOSS PER SHARE    166,982        166,982      164,580
                                           =======        =======      ========









                             See accompanying notes.

                           FLEX FINANCIAL GROUP, INC.
                           A DEVELOPMENT STAGE COMPANY
             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
            AUGUST 17, 1995 (Date of Inception) THROUGH JULY 31, 1998




                                                                   Additional
                              Preferred           Common             Paid-In           Retained
                                Stock              Stock             Capital           (Deficit)           Total

Sale of Common
  Stock - Texas              $     -0-          $     940          $  81,260          $     -0-          $  82,200


Net Loss                           -0-                -0-                -0-             (61,015)           (61,015)
                              --------           --------           --------            --------           --------


Balance -
  July 31, 1996                    -0-                940             81,260             (61,015)            21,185


Net Loss                           -0-                -0-                -0-             (33,544)           (33,544)
                              --------           --------           --------            --------           --------


Balance -
  July 31, 1997                    -0-                940             81,260             (94,559)           (12,359)


Removal of Texas
  Common Stock
  Previously
  Issuable                         -0-                (940)              940                -0-                -0-


Sale of Common
  Stock - Delaware                 -0-                 94                -0-                -0-                 94


Net Loss                           -0-                -0-                -0-             (81,991)           (81,991)
                              --------           --------           --------            --------           --------


Balance -
  July 31, 1998              $     -0-          $      94          $  82,200           $(176,550)         $ (94,256)
                              ========           ========           ========            ========           ========






                            See accompanying notes.

                           FLEX FINANCIAL GROUP, INC.
                           A DEVELOPMENT STAGE COMPANY
                            STATEMENTS OF CASH FLOWS
     YEARS ENDED JULY 31, 1998 AND 1997 AND CUMULATIVE THROUGH JULY 31, 1998

                                                                                                    August 17, 1995
                                                                                                        through
                                                                        1998             1997        July 31, 1998
                                                                      --------         --------     --------------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                            $(81,991)        $(33,544)        $(176,550)
                                                                        -------          -------          --------
   Adjustments to reconcile net loss to
   net cash used by operating activities:
      Amortization of loan origination
        costs, net                                                         -0-            1,250             5,000
      Write-off of note receivable                                         -0-           10,000            10,000
      Write-off of deferred registration costs                          32,303              -0-            32,303
      Change in operating assets and
      liabilities:
        Interest receivable                                               (367)             890              (963)
        Accounts payable                                                 3,454              (58)            3,454
        Interest payable                                                 6,027            5,000            14,849
        Accrued overhead, Focus-Tech
          Investments, Inc.                                                -0-           (8,891)              -0-
                                                                       -------          -------           -------

         Total Adjustments                                              41,417            8,191            64,643
                                                                       -------          -------           -------

         Net Cash Used by Operating Activities                          (40,574)         (25,353)        (111,907)
                                                                        -------          -------          --------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Deferred registration costs                                             -0-           (32,303)          (32,303)
   Loan origination costs                                                  -0-              -0-             (5,000)
   Notes receivable                                                        -0-              -0-            (35,000)
   Note receivable                                                         -0-              -0-            (10,000)
   Long-term note receivable, Flex
     Acquisition Corporation                                               -0-              -0-             (4,000)
   Collection of notes receivable                                          -0-            25,000            35,000
                                                                        -------          -------           -------

         Net Cash Provided (Used) by
           Investing Activities                                            -0-            (7,303)          (51,303)
                                                                       -------           -------           -------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Notes payable                                                           -0-              -0-             50,000
   Notes payable, Focus-Tech Investments, Inc.                          31,185              -0-             31,185
   Proceeds from issuance of common stock                                   94              -0-             87,294
   Stock issuance costs                                                    -0-              -0-             (5,000)
                                                                       -------          -------             -------

         Net Cash Provided by Financing
         Activities                                                     31,279              -0-            163,479
                                                                       -------          -------            -------

NET (DECREASE) INCREASE IN CASH                                         (9,295)         (32,656)               269

CASH AT BEGINNING OF PERIOD                                              9,564           42,220                -0-
                                                                       -------          -------            -------

CASH AT END OF PERIOD                                                 $    269         $  9,564           $    269

                                                                       =======          =======            =======


                         See accompanying notes.

                           FLEX FINANCIAL GROUP, INC.
                           A DEVELOPMENT STAGE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                             JULY 31, 1998 AND 1997



NOTE   A BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Flex Financial Group, Inc. (A Development Stage Company) (the Company) was incorporated in August 1995 for the purpose of engaging in the business of providing loans to companies going public; subordinated equity loans to underwriters; and providing a platform for taking companies public through a merger/spin-off transaction. It is anticipated by management that the Company will become a publicly owned corporation within the near future. Effective December 8, 1997, the Company organized a Delaware corporation which purchased substantially all assets and liabilities of the Texas Corporation incorporated in 1995.

     Merger Spin-off - On June 30, 1996, the Company entered into an agreement with American Nortel Communications, Inc. (American Nortel), a public corporation engaged in providing long distance telephone services and owned by approximately 780 individuals, for a proposed merger-spin-off transaction which would create a public market for the Company's stock. The proposed merger-spin-off would be effected by American Nortel capitalizing a recently formed subsidiary (Flex Acquisitions Corporation) which would sell 20,000 shares of $.001 par value common stock to American Nortel for $1,000. Flex Acquisitions, an entity under common management because of overlapping director and officers, has authorized 10 million shares of Common Stock with a par value of $.001 per share and 10 million shares of Preferred Stock with no par value. The preferences, rights, and qualities of each series of the Preferred Stock will be set by future resolutions of Flex Acquisitions Board of Directors. All currently outstanding stock of the Company will be canceled and converted into 94,000 shares of common stock of Flex Acquisitions. The Company has options and warrants currently outstanding which will be canceled and options and warrants on Flex Acquisitions' common stock will be issued according to the plan of merger. Subsequent to the merger, American Nortel will distribute to its shareholders the 20,000 shares of common stock of Flex Acquisitions previously held by American Nortel. Contemporaneously with the merger-spin-off, Flex Acquisitions will file a registration statement on Form S-4 with the Securities and Exchange Commission (SEC) to register 94,000 shares of Common Stock and file a registration statement on Form SB-2 with the SEC to register the spin-off of the 20,000 shares by American Nortel and the sale of 100,000 shares of common stock by Flex Acquisitions.

     Common Management - Common management of the Company and Flex Acquisitions result from the following relationships; Michael T. Fearnow, sole director and officer of the Company holds similar positions with Flex Acquisitions and is the sole owner of Focus-Tech Investments, Inc., a former 17.5% owner of the Company. Financial Public Relations, Ltd. is a Texas limited partnership with all interests owned by entities controlled or owned by M. Stephen Roberts, a 17.5% owner of the predecessor Company.

     Effective with the reorganization as a Delaware company, Mr. Roberts is no longer a shareholder of the surviving company.

     Going Concern - As shown in the accompanying financial statements, the Company has a working capital and equity deficit, and has no significant operating activities. The future viability of the Company is dependent upon the successful procurement of additional loans or capital and the commencement of profitable operating activities.

     Management's Estimates - Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

     Concentrations of Credit - Substantially all of the Company's loans have been granted to entities under common management and a third party customer of the Company. The concentrations of credit by type of loan are set forth in Note B.

     Interest Rate Risk - The Company intends to be principally engaged in providing short-term commercial loans with fixed interest rates. These loans have been primarily funded through short-term notes payable and the sale of the Company's stock.

     Notes Receivable - Notes receivable are reported at the principal amount outstanding. Management is of the opinion that all notes are fully collectible, therefore, no allowance for possible credit losses is deemed necessary.

     Deferred Registration Costs - During 1997, deferred registration costs were capitalized to be netted against the proceeds, if any, received from the sale of securities to the public. During 1998, deferred registration costs were expensed as the related offering was postponed.

     Allowance for Possible Credit Losses - When deemed necessary, an allowance for possible credit losses will be established to provide a valuation allowance for losses expected to be incurred on loans and other commitments to extend credit. All losses will be charged to the allowance for possible credit losses when the loss actually occurs or when a determination is made that a loss is likely to occur. Recoveries are credited to the allowance at the time of recovery.

     Throughout the year, management will estimate the likely level of losses to determine whether the allowance for possible credit losses, when deemed necessary, is adequate to absorb anticipated losses in the existing portfolio. Based on these estimates, an amount will be charged to the provision for possible credit losses and credited to the allowance for possible credit losses in order to adjust the allowance to a level determined to be adequate to absorb losses.

     Management's judgment as to the level of losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, potential loan losses, and the present level of the allowance; and management's internal review of the loan portfolio. In determining the collectibility of certain loans, management will also consider the fair value of any underlying collateral. The amounts ultimately realized may differ from the carrying value of these assets because of economic, operating or other conditions beyond the Company's control.

     Statement of Cash Flows - For purposes of reporting cash flows, cash and cash equivalents includes only cash on hand and in demand deposit accounts with a bank.

     Loss Per Common Share - Loss per common share is computed using the weighted average number of shares of common stock outstanding during the period, as adjusted for shares issuable upon exercise of options priced below the anticipated IPO price per share as shown below:

                                     1998             1997            Cumulative
                                   --------         --------          ----------
 Weighted average shares
  outstanding for issued shares     94,000           94,000            91,598
 Shares issuable upon, exercise
  of options                        80,000           80,000            80,000
Less treasury shares repurchased
 from option proceeds               (7,018)          (7,018)           (7,018)
                                    -------          -------           -------

    Adjusted weighted average
        shares outstanding         166,982          166,982           164,580
                                   =======          =======           =======

NOTE A BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Income Taxes - For the years ended July 31, 1998 and 1997, the Company incurred net operating losses amounting to $81,991 and $33,544, respectively. Net operating loss carryforwards will expire in the years 2013, 2012 and 2011, if not previously utilized.

     No tax benefit for the loss carryforward has been reported in the financial statements. Accordingly, the tax benefit of approximately $60,000 resulting from the utilization of the loss carryforwards has been offset by a valuation allowance of the same amount.

     Common Stock - Common stock sold is subject to a subscription agreement which provides for, among other things; (1) each purchaser is sold "units" at a price of $4,800 which includes 1,000 shares of common stock, 2000 Class B warrants and 2,000 Class C warrants collectively referred to as offered securities; and (2) purchaser of offered securities will not be able to resell them until and unless the securities are registered pursuant to a registration statement and properly qualified for sale in each jurisdiction. The Class B and Class C redeemable warrants entitle the holders to purchase one share of common stock for each warrant held at $6.25 and $10.00, respectively.

     80,000 shares of the 94,000 common shares sold and to be issued were sold to "Founders", subject to a separate subscription agreement at a price of $.25 per share. This subscription agreement provides the subscribers with the option to purchase up to an additional 80,000 common shares at a per share price of $.50. The option for the purchase of additional shares expires December 31, 2000, if not previously exercised.

     No compensation expense has resulted from the issuance of any of the Company's warrants or options as the exercise prices were in excess of the fair market value of the Company's common stock.

     Preferred Stock - The Corporation's Articles of Incorporation allow the Board of Directors to determine the rights, preferences, qualifications, limitations and restrictions and any other benefits of the Company's preferred stock.

     Operating Costs - Subsequent to December 31, 1996, pursuant to an agreement with Flex Acquisitions, the Company provides Flex Acquisitions rent, accounting services, management and other operating expenses without compensation.


NOTE B  NOTES RECEIVABLE, RELATED PARTIES

     Notes receivable due from entities under common management consist of the following at July 31, 1998 and 1997.

                                                       1998              1997
                                                     --------          ---------

Flex Acquisition Corporation -
10% note, at the option of the holder, the
note is convertible into common stock in multiples of $1,000 unpaid principal at a conversion price of $.05 per share at any time up to maturity, subordinated, redeemable at a 10% premium, due March 31, 1999, renewable for an additional two year term, interest due at maturity; unsecured $ 4,000 $ 4,000

     Less current portion 4,000 4,000
                                                       -------           -------

     Long-term note receivable, related party        $    -0-          $    -0-

                                                       =======           =======


NOTE C  NOTES PAYABLE

     Notes payable consist of the following at July 31, 1998 and 1997:

                                                        1998              1997
                                                       ------          ---------

Two 10% unsecured, subordinated notes payable on the earlier of (1)March 31, 1999, or
(2) the closing of a public offering of the Company's securities pursuant to the Securities
Act of 1933, as amended, representing gross proceeds of not less than $60,000; the notes are subject to subscription and option agreements

                                                     $ 50,000          $ 50,000
                                                      =======           =======

     On several occasions, these notes have been amended to extend the maturity dates to March 31, 1997, March 31, 1998 (the holders were granted an additional 8,000 Option Units for this extension), and most recently these notes and the option exercise dates were extended through March 31, 1999 with no further modifications.

     In connection with the issuance of these notes, the Company granted to the purchasers Unit Purchase Options (Option Units). The Option Units entitle the holders to purchase such number of equivalent units of the Company's securities as may be offered in an initial public offering at an aggregate offering price of at least $60,000 pursuant to an effective registration statement filed under the Securities Act that closes prior to March 31, 1999. The number of equivalent units purchasable at a price of $.50 per unit is determined by dividing the Units Offering price into the principal amount of notes. Under the terms of this Units Offering, holders of the Option Units are entitled to purchase 8,333 equivalent Units.


NOTE D TRANSACTIONS AND BALANCES WITH ENTITIES AND AN INDIVIDUAL UNDER COMMON MANAGEMENT


                                                              1998             1997              1996
                                                            --------         --------          ---------
Flex Acquisition Corporation (1)
  Interest income/receivable                               $    366         $    400          $    134
Financial Public Relationship, Ltd. (2)
  Interest income                                               -0-              -0-             1,709
  Interest receivable                                           -0-              -0-               917
  Consulting expense                                            -0-              -0-             5,000
Focus-Tech Investments, Inc. (3)
  Interest income/receivable                                    -0-              -0-                48
  Overhead allocation - allocation
  covers rent, telephone, fax, office
  supplies and expenses, postage,
  repairs, use of furniture and
  equipment, and administration
  management as needed                                          -0-              -0-            19,109
Accrual of overhead                                             -0-              -0-             8,891
  Consulting expense                                            -0-              -0-             2,500
  M. Stephen Roberts - Attorney at Law;
  initial registered agent
  Legal fees, various corporate
   matters                                                    4,712            4,850            13,550
  Legal fees, registration costs                                -0-           27,400               -0-


1) Michael T. Fearnow, sole director and officer of Flex Acquisitions holds similar positions with the Company and is the sole owner of Focus-Tech Investments, Inc., a 17.5% owner of the Company.

2) Financial Public Relations, Ltd. is a Texas limited partnership with all interests owned by entities controlled or owned by M. Stephen Roberts, a 17.5% owner of the predecessor Texas Company.

3) Focus-Tech Investments, Inc. is a Nevada corporation wholly owned by Michael T. Fearnow. Mr. Fearnow is also the sole director and officer of Focus-Tech Investments, Inc. Pursuant to an understanding between Focus-Tech and Flex Financial, Focus-Tech provided to Flex Financial such general and administrative services as the cost of the use of office space, personnel, facilities and equipment, as required for Flex Financial's business in exchange for a general and administrative services fee of $4,000 per month for the seven month period ending July 31, 1996. Flex
     Financial shares a portion of approximately 2,000 square feet of office space in premises occupied by Focus-Tech at 179 Ruskin Drive East Drive, Montgomery, Texas. In lieu of actual payments by Flex Financial to Focus-Tech, Flex Financial directly paid expenses of Focus-Tech in the amount of $19,109 and received credit toward the payment of the $28,000 in general and administrative services fees owed to Focus-Tech. Overhead allocation refers to amounts paid by Flex Financial on behalf of Focus-Tech which were allocated as a credit against the general and administrative services fee due Focus-Tech.

     Accrual of overhead refers to the $8,891 balance due Focus-Tech against the $28,000 in accrued general and administrative services fees after applying the $19,109 credit given Flex Financial for its direct payments.

     Management estimates that Flex Financial's expenses would have been approximately $6,000 a month on a stand alone basis.

     Until the closing of the Units Offering, Focus-Tech will continue to provide such space and services without charge to Flex Financial. Upon closing of the Units Offering, Focus-Tech has agreed to provide to the Company such general and administrative services, which will include the cost of the use of office space, personnel, facilities and equipment, as may be required for the Company's business use on a monthly basis for a fee of $4,000 per month and to make this space available as long as required for the use of the Company. The Company believes that such space and services will be adequate for the business of the Company into the foreseeable future. Focus-Tech has agreed that its fee for providing such services shall be paid only out of 15% of net Units Offering proceeds in excess of $200,000, and thereafter agrees to accrue the monthly fee for payment solely out of the fees, interest earned and earnings generated by the Company's business.

                                     F - 18
                          INDEPENDENT AUDITOR'S REPORT


To the Stockholder and Directors of
Flex Acquisitions Corporation
(A Development Stage Company)
Montgomery, Texas


     We have audited the accompanying balance sheets of Flex Acquisitions Corporation (A Development Stage Company) as of July 31, 1998 and 1997, and the related statements of operations, changes in stockholder's equity (deficit) and cash flows for the years ended July 31, 1998 and 1997, and the periods March 22, 1996 (date of inception) through July 31, 1998 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Flex Acquisitions Corporation (A Development Stage Company) at July 31, 1998 and 1997, and the results of its operations and its cash flows for the years and periods then ended in conformity with generally accepted accounting principles.



                                    /s/Harper & Pearson Company






Houston, Texas
November 6, 1998

                          FLEX ACQUISITIONS CORPORATION
                           A DEVELOPMENT STAGE COMPANY
                                 BALANCE SHEETS
                             JULY 31, 1998 AND 1997




                                     ASSETS
                                                        1998              1997
                                                      --------          --------

OTHER ASSETS
   Start-up costs                                    $  4,992          $  4,992
                                                      =======           =======


                 LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)


CURRENT LIABILITIES
   Note payable, Flex Financial Group, Inc.          $  4,000          $  4,000
   Accounts payable                                       134               134
   Interest payable                                       934               534
                                                       -------           -------

              TOTAL CURRENT LIABILITIES                 5,068             4,668
                                                       -------           -------

STOCKHOLDER'S EQUITY (DEFICIT)
   Preferred stock, no par value, 10,000,000
   shares authorized,  none issued and
     outstanding,   rights,   preferences,
     qualifications,   limitations   and
     restrictions and any other benefits to be
     determined by the Board of Directors                 -0-               -0-
   Common stock, $.001 par value, 10,000,000 shares
     authorized, 20,000 shares sold and to be issued       20                20
   Additional paid-in capital                             980               980
   Deficit accumulated during the development stage    (1,076)             (676)
                                                      -------            -------

                                                          (76)              324
                                                      -------            -------

                                                     $  4,992          $  4,992
                                                      =======           =======










                            See accompanying notes.

                          FLEX ACQUISITIONS CORPORATION
                           A DEVELOPMENT STAGE COMPANY
                            STATEMENTS OF OPERATIONS
              YEARS AND PERIODS ENDED JULY 31, 1998, 1997 AND 1996







                                                                  Cumulative
                             1998       1997        1996(1)           (2)
                           ---------  ---------    --------        ----------

EXPENSES
   Interest expense        $    400    $    400    $    134          $    934
   Outside services             -0-         -0-          80                80
   Bank service charges         -0-         -0-          54                54
   Postage and delivery         -0-         -0-           8                 8
                             --------   --------    --------         ---------

                                400         400         276             1,076
                              -------    -------     -------           -------


NET LOSS                   $   (400)   $   (400)   $   (276)         $ (1,076)
                             =======     =======     =======           =======


LOSS PER COMMON SHARE      $   (.02)   $   (.02)   $   (.01)         $   (.05)
                             =======      =======     =======           =======


SHARES USED IN COMPUTING
  LOSS PER SHARE             20,000       20,000      20,000           20,000
                             ======      =======     =======          =======












(1)      March 22, 1996 (Date of Inception) to July 31, 1996
(2)      March 22, 1996 (Date of Inception) to July 31, 1998










See accompanying notes.

                          FLEX ACQUISITIONS CORPORATION
                           A DEVELOPMENT STAGE COMPANY
             STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY (DEFICIT)
         YEARS ENDED JULY 31, 1998, 1997 AND PERIOD ENDED JULY 31, 1996


                                                                   Additional
                                Preferred           Common           Paid-In            Retained
                                 Stock               Stock           Capital            (Deficit)           Total


Sale of Common
  Stock                       $     -0-          $      20          $     980         $     -0-          $   1,000

Net Loss                            -0-                -0-                -0-               (276)              (276)
                               --------           --------           --------           --------           --------

Balance -
  July 31, 1996                     -0-                 20                980               (276)               724


Net Loss                            -0-                -0-                -0-               (400)              (400)
                               --------           --------           --------            --------           --------

Balance -
  July 31, 1997                     -0-                 20                980               (676)               324

Net Loss                            -0-                -0-                -0-               (400)              (400)
                               --------           --------           --------            --------           --------

Balance -
  July 31, 1998               $     -0-          $      20          $     980          $  (1,076)         $     (76)
                               ========           ========           ========            ========          =========














                            See accompanying notes.

                          FLEX ACQUISITIONS CORPORATION
                           A DEVELOPMENT STAGE COMPANY
                            STATEMENTS OF CASH FLOWS
              YEARS AND PERIODS ENDED JULY 31, 1998, 1997 AND 1996






                                                                                                       Cumulative
                                                      1998              1997            1996(1)           (2)
                                                    --------          --------         --------        ----------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                          $  (400)         $   (400)        $   (276)        $  (1,076)
                                                      -------           -------          -------          --------
   Adjustments to reconcile net loss to net
      cash used by operating activities:
        Change in operating assets and
          liabilities:
            Accounts payable                             -0-               -0-              134               134
            Interest payable                             400               400              134               934
                                                     -------           -------          -------           -------

              Total Adjustments                          400               400              268             1,068
                                                     -------           -------          -------           -------

              Net Cash Used by Operating
              Activities                                 -0-               -0-               (8)               (8)
                                                    --------           -------           -------           -------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Start-up costs                                        -0-               -0-           (4,992)           (4,992)
                                                     -------           -------           -------           -------

              Net Cash Used by Investing
              Activities                                 -0-               -0-           (4,992)           (4,992)
                                                     -------           -------           -------           -------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Long-term note payable, Flex Financial
      Group, Inc.                                        -0-               -0-            4,000             4,000
   Proceeds from issuance of common stock                -0-               -0-            1,000             1,000
                                                     -------           -------          -------           -------

              Net Cash Provided by Financing
              Activities                                 -0-               -0-            5,000             5,000
                                                     -------           -------          -------           -------

NET INCREASE IN CASH                                     -0-               -0-              -0-               -0-

CASH AT BEGINNING OF PERIOD                              -0-               -0-              -0-               -0-

CASH AT END OF PERIOD                               $    -0-          $    -0-         $    -0-          $    -0-
                                                     =======           =======          =======           ========




(1)      March 22, 1996 (Date of Inception) to July 31, 1996
(2)      March 22, 1996 (Date of Inception) to July 31, 1998



See accompanying notes.

                          FLEX ACQUISITIONS CORPORATION
                           A DEVELOPMENT STAGE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                             JULY 31, 1998 AND 1997



NOTE A  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Flex Acquisitions Corporation (A Development Stage Company) (Acquisitions) a wholly owned Texas subsidiary of American Nortel Communications, Inc.
(American Nortel) was incorporated on March 21, 1996 for the purpose of; (a) merging with Flex Financial Group, Inc. (Flex Financial), an entity under common management because of overlapping director and officers, and (b) a proposed filing of a registration statement with the Securities and Exchange Commission. Simultaneously with these transactions, it is anticipated that American Nortel will then distribute its shares of the Company to American Nortel shareholders. The newly formed public Company will then engage in the business of participating in certain short-term financing opportunities (terms of less than one year) in the underwriting segment of the securities industry and in certain long-term financing and investment opportunities (terms of greater than one
year)  in  transactions  with  operating   businesses  with  significant  growth
potential.

     The Company has no business operations or significant capital and does not intend to engage in any active business until it merges with Flex Financial. Should the merger not occur, the Company would seek other business opportunities and if none were found, would be dissolved within eighteen months by a vote of the majority of its common stockholders.

     Common management of Acquisitions and Flex Financial result from the following relationships; Michael T. Fearnow, sole director and officer of Acquisitions holds similar positions with Flex Financial and is the sole owner of Focus-Tech Investments, Inc., a 17.5% owner of Acquisitions. Financial Public Relations, Ltd. is a Texas limited partnership with all interests owned by entities controlled or owned by M. Stephen Roberts, a 17.5% owner of Acquisitions. Focus-Tech Investments, Inc. is a Nevada corporation wholly owned by Michael T. Fearnow. Mr. Fearnow is also the sole director and officer of Focus-Tech Investments, Inc. M. Stephen Roberts, attorney at law, is a 17.5% owner of Acquisitions and less than .5% shareholder in American Nortel.

     Merger Spin-Off - In July 1996, the Company agreed to merge with Flex Financial. Flex Financial is a developmental stage company formed to participate in certain short-term financing opportunities (terms of less than one year) in the underwriting segment of the securities industry and to participate in certain long-term financing and investment opportunities (terms of greater than one year) in transactions with operating businesses with significant growth potential.

     The Company will be the surviving corporation (Survivor) but Flex Financial will elect all directors and officers of the Survivor. All currently outstanding stock of Flex Financial will be canceled and converted into 94,000 shares of the Company's common stock. Flex Financial has options and warrants currently outstanding which will be canceled and options and warrants on the Company's common stock will be issued according to the plan of merger.

     The merger is contingent upon the effectiveness of the registration statements, and upon the shareholders of the Company and of Flex Financial approving the proposed merger.

     Management's Estimates - Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

                          FLEX ACQUISITIONS CORPORATION
                           A DEVELOPMENT STAGE COMPANY
             STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY (DEFICIT)
         YEARS ENDED JULY 31, 1998, 1997 AND PERIOD ENDED JULY 31, 1996


NOTE A BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Loss Per Common Share - Loss per common share is computed using the weighted average number of shares of common stock outstanding during the period.

     Income Taxes - For the years and period ended July 31, 1998 and 1997, the Company incurred net operating losses amounting to $400 each period. Net operating loss carryforwards will expire in the years 2012 and 2011, if not previously utilized.

     No tax benefit for the loss carryforward has been reported in the financial statements. Accordingly, the tax benefit of approximately $360 resulting from the utilization of the loss carryforward has been offset by a valuation allowance of the same amount.

     Start-up Costs - Represents legal and other costs associated with the organization of the Company and services in connection with the anticipated merger/spin-off with American Nortel Communications, Inc. and Flex Financial Group, Inc. These costs will be amortized over a five year period upon commencement of operations.

     Operating Costs - Subsequent to December 31, 1996, pursuant to an agreement with Flex Financial, the Company is provided free rent, accounting services, management and other operating expenses.


NOTE B TRANSACTIONS AND BALANCES WITH FLEX FINANCIAL GROUP, INC.
       AND MR. STEVE ROBERTS

     Transactions and balances with Flex Financial and Mr. Roberts for the periods ended July 31, 1998, 1997 and 1996 are as follows:

                               1998                   1997                1996
                              --------              --------           --------


 Flex Financial Group, Inc.
   Interest expense/payable  $    400             $     400          $     134
                              =======              ========             ========
 Roberts - Attorney at Law;
   initial registered agent
   Start-up costs            $    -0-             $     -0-           $  4,992
                              =======             =========              =======

                               ACCOUNTANTS' REPORT


To the Stockholder and Directors of
Flex Financial Group, Inc. and Flex Acquisitions Corporation
(A Development Stage Company)
Montgomery, Texas


     We have compiled the accompanying pro forma consolidated balance sheets of Flex Acquisitions Corporation as of July 31, 1998, 1997 and 1996, and the related pro forma consolidated statements of operations for the years then ended.

     The objective of this pro forma financial information is to show what the significant effects on the historical financial information might have been had the merger between Flex Financial Group, Inc. and Flex Acquisitions Corporation occurred at July 31, 1996. However, the pro forma consolidated financial statements are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above-mentioned transaction actually occurred earlier.

     The accompanying presentation and this report were prepared for the Flex Financial Group, Inc. Form SB-2 and should not be used for any other purpose.

     A compilation is limited to presenting in the form of pro forma financial statement information that is the representation of management and does not include evaluation of the support for the assumptions underlying the pro forma transactions. We have not examined or reviewed the accompanying pro forma consolidated financial statements and, accordingly, do not express an opinion or any other form of assurance on them.











Houston, Texas
November 6, 1998

                          FLEX ACQUISITIONS CORPORATION
                           A DEVELOPMENT STAGE COMPANY
                      PRO FORMA CONSOLIDATED BALANCE SHEETS
                          JULY 31, 1998, 1997 AND 1996

                                     ASSETS


                                                                      July 31,         July 31,          July 31,
                                                                       1998             1997              1996
CURRENT ASSETS
   Cash                                                              $     269        $   9,564         $  42,220
   Interest receivable                                                      29               62             1,352
   Note receivable, Flex Acquisition Corporation                           -0-              -0-            25,000
   Note receivable, Flex Delaware                                          -0-              -0-            10,000
   Loan origination costs, net                                             -0-              -0-             1,250
   Deferred registration costs                                             -0-           32,303               -0-
                                                                     ---------         --------          --------

              TOTAL CURRENT ASSETS                                         298           41,929            79,822
                                                                      --------         --------          --------

OTHER ASSETS
   Start-up costs                                                        4,992            4,992             4,992
                                                                      --------         --------          --------

                                                                     $   5,290        $  46,921         $  84,814
                                                                      ========         ========          ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
   Accounts payable                                                  $   3,588        $     134         $     192
   Notes payable                                                        50,000           50,000            50,000
   Interest payable                                                     14,849            8,822             3,822
   Note payable, Focus-Tech Investments, Inc.                           31,185              -0-               -0-
   Accrued overhead, Focus-Tech Investments, Inc.                           -0-             -0-             8,891
                                                                       ---------       --------          --------

              TOTAL CURRENT LIABILITIES                                  99,622          58,956            62,905
                                                                       ---------       --------          --------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)
   Preferred stock, no par value, 10,000,000 shares authorized,  none issued and
     outstanding,   rights,   preferences,   qualifications,   limitations   and
     restrictions and any other benefits to be determined by the Board of
     Directors as provided in the Articles of Incorporation                -0-              -0-               -0-
   Common stock, $.01 par value, 10,000,000 shares
     authorized, 94,000 shares sold and to be issued                       114              114               114
   Additional paid-in capital                                           83,180           83,180            83,086
   Deficit accumulated during the development stage                   (177,626)         (95,235)          (61,291)
                                                                       --------         --------          --------

                                                                       (94,332)         (12,035)           21,909
                                                                       --------         --------         --------

                                                                     $   5,290        $  46,921         $  84,814
                                                                      ========         ========          ========





See summary of significant assumptions and accounting policies and accountants' report.

                          FLEX ACQUISITIONS CORPORATION
                           A DEVELOPMENT STAGE COMPANY
                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED JULY 31, 1998, 1997 AND 1996



                                                                       Year             Year               Year
                                                                       Ended            Ended              Ended
                                                                      July 31,         July 31,           July 31,
                                                                        1998             1997              1996
                                                                       ------          -------             ------

INTEREST INCOME                                                       $    -0-         $    604         $   2,144
                                                                       -------          -------          --------


EXPENSES
   Advertising                                                             -0-              -0-             2,564
   Amortization                                                            -0-            1,250               -0-
   Bad debt expense                                                        -0-           10,000               -0-
   Consulting expenses                                                     -0-              -0-            16,982
   Filing fees                                                             -0-            4,523               510
   Interest expense                                                      6,060            5,400             7,572
   Legal and professional fees                                          43,899           12,687             6,100
   Other expenses                                                           35              688             1,707
   Write-off of deferred registration costs                             32,397              -0-               -0-
   Accrued overhead, Focus-Tech Investments, Inc.                          -0-              -0-             8,891
   Overhead allocation, Focus-Tech Investments, Inc.                       -0-              -0-            19,109
                                                                       -------          -------          --------

                                                                        82,391           34,548            63,435
                                                                       -------          -------          --------


NET LOSS                                                              $(82,391)        $(33,944)        $ (61,291)
                                                                       =======          =======          ========











See summary of significant assumptions and accounting policies and accountants' report.

NOTE A    BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The pro forma consolidated financial statements are based upon the historical financial statements of Flex Financial Group, Inc. (A Development Stage Company) (FFGI) and Flex Acquisitions Corporation (FAC) and their proposed merger, as if the merger was effective July 31, 1996. All intercompany transactions and balances have been eliminated (primarily notes payable/receivable and interest income/expense). No changes have been made to the accounting policies of the merged entities.

     The pro forma consolidated financial statements should be read in conjunction with the historical financial statements of the merged entities and the pro forma information is not necessarily indicative of the results that would have been attained if the merger had actually taken place July 31, 1996.

                                      II-5
                                     PART II

Indemnification of Directors And Officers

         There is set forth in the Prospectus under "Terms of the Transaction - Indemnification for Securities Act Liabilities" a description of the laws of Texas with respect to the indemnification of officers, directors, and agents of corporations incorporated in Texas.

         Both Flex Acquisitions and Flex Financial Group, Inc. have charter provisions and bylaw provisions that insure or indemnify, to the full extent allowed by the laws of Texas, directors, officers, employees, agents or persons serving in similar capacities in other enterprises at the request either of Flex Acquisitions or Flex Financial Group, Inc., as the case may be.

         To the extent of the indemnification rights provided by the Texas statutes and provided by Flex Acquisition's and Flex Financial's charter and bylaws, and to the extent of Flex Financial's and Flex Acquisition's abilities to meet such indemnification obligations, the officers, directors and agents of Flex Acquisitions would be beneficially affected.

EXHIBITS.

     Separately bound but filed as part of this Form S-4 Registration Statement are the following exhibits:


       EXHIBIT
        ITEM


     2.1 Agreement of Merger of July 1, 1996 between Flex Acquisitions Corporation And Flex Financial Group, Inc.(1)

     2.2 Business Combination-Spin-off Agreement of June 30, 1996 among Flex Acquisitions Corporation; Flex Financial Group, Inc.; and American NorTel Communications, Inc.(1)

     3.1  Certificate of Incorporation of Flex Acquisitions Corporation(1)

     3.2 Certificate of Incorporation of Flex Financial Group, Inc. and amendments thereto.(1)

     3.3  Bylaws of Flex Acquisitions Corporation(1)

     3.4  Bylaws of Flex Financial Group, Inc.(1)

     4.1  Form of Class B Redeemable Common Stock Purchase Warrant(3)

     4.2  Form of Class C Redeemable Common Stock Purchase Warrant(3)

     4.3  Form of Class A Unit Purchase Options (deleted)

     4.4  Form of Common Stock Purchase Options (deleted)

     4.5  Form of Unit Purchase Options (3)

     4.6  Form of Class A Common Stock Purchase Options (3)

     5.1 Opinion of Sonfield & Sonfield, as to the legality of the securities covered by the Form S-4 and Form SB-2 Registration Statements(3)

     8.1 Opinion of Sonfield & Sonfield, as to tax matters and tax consequences to the shareholders(3)

     10.1 Escrow Agreement among Flex Acquisitions Corporation; American NorTel Communications, Inc., and Southwest Bank of Texas N.A.(1)

     10.2 Agreement of Flex Financial relating to compliance with S.E.C. Rule 419(3)

     23.1 Consent of Sonfield & Sonfield (3)

     23.2 Consent of Harper & Pearson Company, independent auditors of Flex Acquisitions Corporation (superceded by Exhibit 23.6)

     23.3 Consent of Harper & Pearson Company, independent auditors of Flex Financial Group, Inc. (superceded by Exhibit 23.7)

     23.4 Consent of Harper & Pearson Company, independent auditors of Flex Acquisitions Corporation (superceded by Exhibit 23.6)

     23.5 Consent of Harper & Pearson Company, independent auditors of Flex Financial Group, Inc. (superceded by Exhibit 23.7)

     23.6 Consent of Harper & Pearson Company, independent auditors of Flex Acquisitions Corporation (3)

     23.7 Consent of Harper & Pearson Company, independent auditors of Flex Financial Group, Inc. (3)

     27.1 Financial Data Schedule (superceded by Exhibit 27.2)

     27.2 Financial Data Schedule (3)
----------------------------------

    (1) Previously filed as an Exhibit to the Registrant's Registration Statement on Form SB-2 as contemporaneously filed with the Securities and Exchange Commission on November 29, 1996; and incorporated by reference herein and to be a part hereof from the date of filing such documents.

    (2) Previously filed as an Exhibit to the Registrant's Registration Statement as Amendment No. 1 to Form SB-2 as contemporaneously filed with the Securities and Exchange Commission on June 23, 1997; and incorporated by reference herein and to be a part hereof from the date of filing such documents.

    (3) Previously filed as an Exhibit to the Registrant's Registration Statement as Amendment No. 2 to Form SB-2 as contemporaneously filed with the Securities and Exchange Commission; and incorporated by reference herein and to be a part hereof from the date of filing such documents.

                                  UNDERTAKINGS

     Flex Financial Group, Inc. will:

1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     i)   include any prospectus  required by Section 10(a)(3) of the Securities
          Act;

     ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

     iii) include any additional or changed material information on the plan of distribution.

2. For determining liability under this Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("the Act") may be permitted to directors, officers and controlling persons of Flex Financial Group, Inc. pursuant to the foregoing provisions, or otherwise, Flex Financial Group, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by Flex Financial Group, Inc. of expenses incurred or paid by a director, officer or controlling person of Flex Financial Group, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Flex Financial Group, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         Flex Financial Group, Inc. hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         Flex Financial Group, Inc. hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on July ___, 1998.

                                       FLEX FINANCIAL GROUP, INC.


                                      By: /s/ Michael T. Fearnow
                                              Michael T. Fearnow
                                          Chief Executive Officer, President and
                                          Chairman of the Board of Directors
                                         (Principal Executive Officer)


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

                                       FLEX FINANCIAL GROUP, INC.


                                       By:   /s/  Michael T. Fearnow
                                           -------------------------
                                                  Michael T. Fearnow
                                            Chief Executive Officer, President,
                                            Chief Financial Officer, Chairman
                                            the Board of Directors, and Director
                                            (Principal Executive Officer)
                                            (Principal Financial and
                                            Accounting Officer)

    Date: July___, 1998

                           FLEX FINANCIAL GROUP, INC.
                                  EXHIBIT INDEX
                                       TO
                                 AMENDMENT NO. 3
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT


                                  Exhibit List


No                           Description
--                           -----------

2.1  Agreement  of  Merger  between  Flex  Acquisitions   Corporation  and  Flex
     Financial Group, Inc. (1)

3.1  Certificate of Incorporation of Flex Acquisitions Corporation (2)

3.2  Bylaws of Flex Acquisitions Corporation (2)

4.1  Form of Unit Purchase Options (2)

4.2  Form of Class A Common Stock Purchase Options (2)

5.1  Opinion of Sonfield & Sonfield as to the legality of the securities(1)

8.1  Opinion of Sonfield & Sonfield as to tax matters (included in Exhibit 5.1)

23.1 Consent of Sonfield & Sonfield (included in Exhibit 5.1)

23.2 Consent  of  Harper  &  Pearson  Company,   independent  auditors  of  Flex
     Acquisitions Corporation (1)

23.3 Consent of Harper & Pearson Company, independent auditors of Flex Financial Group, Inc. (1))

27.1 Financial Data Schedule (1)
-------------------------------------------

(1)  Filed herewith

(2) Previously filed as an Exhibit to Amendment No. 2 to the Registration Statement, on Form SB-2 of Flex Financial Group, Inc.; and incorporated by reference herein.